Exhibit 4.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 28, 2011

among

PENTAIR, INC.,

Various Subsidiaries of Pentair, Inc.,

Various Financial Institutions,

JPMORGAN CHASE BANK, N.A.
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION,
as US Swing Line Lender,

BANC OF AMERICA SECURITIES LIMITED,
as Euro Swing Line Lender,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
WELLS FARGO BANK, N.A.
and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

BANK OF AMERICA, N.A., CANADA BRANCH,
as Canadian Administrative Agent,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC and U.S. BANCORP,
Co-Lead Arrangers and Co-Book Managers

		Page

ARTICLE I	DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms	1

1.2	Other Interpretive Provisions	24

1.3	Accounting Terms	25

1.4	Exchange Rates; Currency Equivalents	25

1.5	Change of Currency	26

1.6	Times of Day	26

1.7	Letter of Credit Amounts	26

1.8	Rounding	26

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	27

2.1	Committed Loans	27

2.2	Borrowings, Conversions and Continuations of Committed Loans	27

2.3	Swing Line Loans	29

2.4	Borrowing Subsidiary Commitments	32

2.5	Letters of Credit	36

2.6	Prepayments	46

2.7	Reduction or Termination of Commitments	47

2.8	Repayment of Loans	48

2.9	Interest	48

2.10	Fees	49

2.11	Computation of Interest and Fees	49

2.12	Evidence of Debt	49

2.13	Payments Generally	50

2.14	Sharing of Payments by Lenders	52

2.15	Addition of Borrowing Subsidiaries	53

2.16	Termination of Borrowing Subsidiaries	53

2.17	Optional Increase in Commitments	53

2.18	Designation of Borrowing Subsidiary Lenders; Increases and Reduction of Borrowing Subsidiary Commitments and Borrowing Subsidiary Sublimits; Additional Applicable Currencies	54

i

(continued)

(continued)

(continued)

(continued)

		Page

ARTICLE XI	AMENDMENT AND RESTATEMENT; EXISTING AGREEMENT	107

11.1	Amendment and Restatement	107

11.2	Existing Agreement	108

v

Schedules

Schedule	1.1	Pricing Schedule
Schedule	1.2	Mandatory Cost Formulae
Schedule	2.1	Commitments and Pro Rata Shares
Schedule	2.4	Canadian Banker’s Acceptances
Schedule	2.5	Existing Letters of Credit
Schedule	2.18	Borrowing Subsidiary Commitments and Sublimits
Schedule	4.3	Opinions for Borrowing Subsidiary Credit Extensions
Schedule	6.4	Liens
Schedule	6.6	Subsidiary Debt
Schedule	9.2(a)	Certain Notice Addresses
Schedule	9.2(b)	Administrative Agent’s Office

Exhibits

Exhibit A	Form of Note (Section 1.1)
Exhibit B-1	Form of Notice of Committed Borrowing (Section 1.1)
Exhibit B-2	Form of Notice of Borrowing Subsidiary Borrowing (Section 1.1)
Exhibit C	Form of Notice of Swing Line Borrowing (Section 1.1)
Exhibit D	Form of Request for Increase in Commitments (Section 2.17)
Exhibit E	Form of Assignment and Acceptance (Section 1.1)
Exhibit F	Form of Subsidiary Guaranty (Section 1.1)
Exhibit G-1	Form of Borrowing Subsidiary Agreement (Section 1.1)
Exhibit G-2	Form of Borrowing Subsidiary Termination (Section 1.1)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 28, 2011 is among PENTAIR, INC. (the “Company”); PENTAIR UK GROUP LIMITED (“Pentair UK”); PENTAIR CANADA INC. (“Pentair Canada”); PENTAIR GERMANY GmbH (“Pentair Germany”); PENTAIR GLOBAL SARL (“Pentair Global”); PENTAIR JANUS HOLDINGS (“Pentair Bermuda”); PENTAIR NETHERLANDS B.V. (“Pentair Netherlands”); any other subsidiary of the Company designated as a Borrowing Subsidiary pursuant to the terms hereof (the Company, Pentair UK, Pentair Canada, Pentair Germany, Pentair Global, Pentair Bermuda, Pentair Netherlands and each such designated subsidiary are sometimes referred to collectively as the “Borrowers” or each individually as a “Borrower”); the financial institutions which from time to time are parties hereto as lenders (collectively the “Lenders” and each individually a “Lender”); JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents; U.S. BANK NATIONAL ASSOCIATION, as US Swing Line Lender,  BANC OF AMERICA SECURITIES LIMITED, as Euro Swing Line Lender, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., WELLS FARGO BANK, N.A. and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, BANK OF AMERICA, N.A., CANADA BRANCH, as Canadian Administrative Agent, and BANK OF AMERICA, N.A., as Administrative Agent.

WITNESSETH:

Certain of the Borrowers, certain of the Lenders and the Administrative Agent are parties to the Third Amended and Restated Credit Agreement dated as of June 4, 2007 (the “Existing Agreement”), pursuant to which such Lenders have made Credit Extensions (as defined in the Existing Agreement) to certain of the Borrowers.

The Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Agreement in the form of this Agreement on the terms and conditions stated herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions (excluding any transaction solely among the Company and/or one or more persons that are already Subsidiaries) that result, directly or indirectly, in (a) the acquisition by the Company or any Subsidiary of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Company or a Subsidiary is the surviving entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under the Loan Documents, or any successor administrative agent; provided that when used with reference to fundings, disbursements, settlements and payments in Canadian Dollars or any other matter related to Canadian Dollars or to Pentair Canada, “Administrative Agent” means the Canadian Administrative Agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2(b) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Borrowing Subsidiary Sublimit” means the lesser of (a) US$575,000,000 and (b) the Aggregate Commitments.

“Aggregate Commitments” means US$700,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Amendment Effective Date” - see Section 4.1.

“Applicable Currency” means (a) with respect to any Loan or other Obligation, the currency in which such Loan or other Obligation is denominated; and (b) with respect to any Borrower, the currency or currencies in which Credit Extensions are to be made to such Borrower hereunder.  As of the Amendment Effective Date, the Applicable Currencies are (i) for the Company, any Available Currency; (ii) for Pentair Bermuda, US Dollars and Euros; (iii) for Pentair UK and Pentair Global, British Pounds Sterling and Euros; (iv) for Pentair Canada, Canadian Dollars; and (v) for Pentair Germany and Pentair Netherlands, Euros.

“Applicable Margin” means a rate determined in accordance with Schedule 1.1.

“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent, the Euro Swing Line Lender or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and US Bancorp, in their capacity as co-lead arrangers and co-book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Currency” means (i) US Dollars, (ii) Euro, (iii) British Pounds Sterling, (iv) Canadian Dollars and (v) any other currency that is requested by the Company and approved by each Lender.

“Available Foreign Currency” means an Available Currency other than US Dollars.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for a Eurodollar Loan with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in US Dollars.

“Borrower” or “Borrowers” - see the preamble.

“Borrowing” means a Committed Borrowing, a Swing Line Borrowing or a Borrowing Subsidiary Borrowing, as the context may require.

“Borrowing Subsidiary” means, subject to Section 2.16, any Foreign Subsidiary of the Company named as such on the signature pages hereto or designated as a Borrowing Subsidiary by the Company pursuant to Section 2.15.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.

“Borrowing Subsidiary Availability” means, with respect to any Borrowing Subsidiary, the lesser of (a) the Borrowing Subsidiary Sublimit for such Borrowing Subsidiary and (b) the aggregate amount of the Borrowing Subsidiary Commitments in effect for such Borrowing Subsidiary.

“Borrowing Subsidiary Borrowing” means a borrowing by a Borrowing Subsidiary consisting of simultaneous Borrowing Subsidiary Loans from (or, in the case of Pentair Canada, a credit extension consisting of Canadian Banker’s Acceptances simultaneously accepted by) the related Borrowing Subsidiary Lenders pursuant to Article II.

“Borrowing Subsidiary Borrowing Notice” means a notice of (a) a Borrowing Subsidiary Borrowing, (b) a conversion of Borrowing Subsidiary Loans in Canadian Dollars from one Type to the other or (c) a continuation of Borrowing Subsidiary Loans for a new Interest Period, in each case pursuant to Section 2.4, which, if in writing, shall be substantially in the form of Exhibit B-2.

“Borrowing Subsidiary Commitment” means, with respect to any Lender for any Borrowing Subsidiary, the maximum aggregate Dollar Equivalent amount of Loans (and, with respect to Pentair Canada, Canadian Banker’s Acceptances) that such Lender has agreed to make available to such Borrowing Subsidiary.  The Borrowing Subsidiary Commitments of the Lenders as of the Effective Date are shown on Schedule 2.18.

“Borrowing Subsidiary Lender” means, as to any Borrowing Subsidiary, any Lender having a Borrowing Subsidiary Commitment with respect to such Borrowing Subsidiary.

“Borrowing Subsidiary Loan” - see Section 2.4(a).

“Borrowing Subsidiary Note” means a promissory note made by a Borrowing Subsidiary in favor of a Borrowing Subsidiary Lender evidencing Borrowing Subsidiary Loans made by such Lender, substantially in the form of Exhibit A.

“Borrowing Subsidiary Participation Funding Notice” means a written notice from a Borrowing Subsidiary Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Lenders to fund their participations in the related Borrowing Subsidiary Credit Extensions as provided in Section 2.4.

“Borrowing Subsidiary Percentage” means, for any Lender with respect to any Borrowing Subsidiary, the percentage (carried out to the ninth decimal place) that such Lender’s Borrowing Subsidiary Commitment with respect to such Borrowing Subsidiary is of the aggregate amount of the Borrowing Subsidiary Commitments of all Lenders with respect to such Borrowing Subsidiary.

“Borrowing Subsidiary Sublimit” means, at any time for any Borrowing Subsidiary, the amount set forth on Schedule 2.18 as the Borrowing Subsidiary Sublimit for such Borrowing Subsidiary, as such amount is amended from time to time in accordance with Section 2.18.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:

(a)           if such day relates to a Eurodollar Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to a Loan denominated in Euro, means a TARGET Day;

(c)           if such day relates to an interest rate setting for a Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to a Loan denominated in a currency other than US Dollars or Euro (but not an interest rate setting), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Administrative Agent” means Bank of America, N.A., Canada Branch, in its capacity as administrative agent with respect to matters relating to Canadian Dollars and/or Pentair Canada under the Loan Documents, or any successor administrative agent with respect to such matters.

“Canadian BA Discount Proceeds” means, in respect of any Canadian Banker’s Acceptance, an amount (rounded to the nearest full cent, with one half of one cent being rounded up) calculated on the applicable funding date equal to the face amount of such Canadian Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the Canadian BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Canadian Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.

“Canadian BA Discount Rate” means, on the funding date for any Canadian Banker’s Acceptance, the average of the “BA Discount Rates” for the Canadian Reference Lenders determined by the Administrative Agent in accordance with the following procedures: (a) if a Canadian Reference Lender is named on Schedule I to the Bank Act (Canada), its BA Discount Rate shall be the CDOR Rate on the applicable funding date; and (b) if a Canadian Reference

Lender is not so named, its BA Discount Rate shall be the lesser of (i) the average of the rates advised by each Canadian Reference Lender to the Administrative Agent as being the discount rate of such Canadian Reference Lender, calculated on the basis of a year of 365 days and determined in accordance with normal market practice, for banker’s acceptances of such Canadian Reference Lender having a comparable face amount and identical maturity date to the face amount and maturity date of the Canadian Banker’s Acceptance to be accepted by such Canadian Reference Lender on such funding date and (ii) the rate determined pursuant to clause (a) above plus 0.07% per annum.

“Canadian BA Equivalent Loan” - see Schedule 2.4.

“Canadian Banker’s Acceptance” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by Pentair Canada and accepted by a Borrowing Subsidiary Lender pursuant to this Agreement or, for Borrowing Subsidiary Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by Pentair Canada and accepted by a Borrowing Subsidiary Lender pursuant to this Agreement.  Orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “orders”.

“Canadian Banker’s Acceptance Fee” means, with respect to any Canadian Banker’s Acceptance, the amount calculated by multiplying the face amount of such Canadian Banker’s Acceptance by the then Applicable Margin applicable to Eurocurrency Rate Loans, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from the date of acceptance of such Canadian Banker’s Acceptance by the related Borrowing Subsidiary Lender to the maturity date of such Canadian Banker’s Acceptance and the denominator of which is the number of days in the calendar year in question.

“Canadian Dollars” means lawful currency of Canada.

“Canadian Prime Rate” means, on any day, with respect to any Loan in Canadian Dollars, the greater of:

(a)           the annual rate of interest expressed as a percentage per annum on the basis of a 365 or 366 day year, as the case may be, announced by the Canadian Administrative Agent on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and

(b)           the CDOR Rate for one month Canadian banker’s acceptances on that day plus 0.50% per annum.

“Canadian Reference Lender” means Bank of America, N.A., Canada Branch (or such other or additional Lenders that have Borrowing Subsidiary Commitments to Pentair Canada as may be designated by the Administrative Agent and reasonably acceptable to the Company).

“Cash Collateralize” (a) with respect to Canadian Banker’s Acceptances, has the meaning specified in Schedule 2.4; and (b) in all other cases, means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing

Bank or Swing Line Lender and the Lenders, as collateral for the applicable obligations hereunder, cash or deposit account balances or, if the applicable Issuing Bank or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, one or more standby letters of credit from one or more financial institutions reasonably acceptable to the Administrative Agent, pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or Swing Line Lender (as applicable), which documents are hereby consented to by the Lenders.  Derivatives of such term have corresponding meanings.

“CDOR Rate” means, for any day with respect to any Canadian Banker’s Acceptance, (a) the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) on Reuters Domestic Money Service (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at or about 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for banker’s acceptances having an identical maturity date to the maturity date of such Canadian Banker’s Acceptance, as determined by the Administrative Agent; or (b) if the rates specified in clause (a) are not available, then the simple average of the rates notified to the Administrative Agent by each Canadian Reference Lender as the average of the bid rates (rounded upwards to the nearest 1/16th of 1%) quoted by such Canadian Reference Lender for its own bankers’ acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, the immediately preceding Business Day), as determined by the Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority charged with the enforcement, interpretation or administration thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Company pursuant to Section 2.1, (b) issue Letters of Credit or purchase participations in L/C Obligations, (c) make or purchase participations in Swing Line Loans and (d) make or purchase participations in Borrowing Subsidiary Loans and Canadian Banker’s Acceptances, in an aggregate principal Dollar Equivalent amount not to exceed the US Dollar amount of the Commitment set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified from time to time in accordance with this Agreement.

“Commitment Termination Date” means the earlier of (a) the Maturity Date or (b) such earlier date on which the Commitments are terminated in accordance with the terms hereof.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, if applicable, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Committed Loan” - see Section 2.1.

“Committed Loan Note” means a promissory note made by the Company in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit A.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans in US Dollars or Canadian Dollars from one Type to the other or (c) a continuation of Eurocurrency Rate Committed Loans for a new Interest Period, in each case pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Company” - see the preamble.

“Consolidated Shareholders’ Equity” means, at any date, the consolidated shareholders’ equity of the Company and the Consolidated Subsidiaries.

“Consolidated Subsidiary” means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date prepared in accordance with GAAP.

“Credit Exposure” means, with respect to any Lender, the aggregate Outstanding Amount of the Committed Loans of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Borrowing Subsidiary Loans, Canadian Bankers’ Acceptances, L/C Obligations and Swing Line Loans.

“Credit Extension” means each of the following:  a Committed Borrowing, a Swing Line Loan, a Borrowing Subsidiary Borrowing and an L/C Credit Extension.

“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (it being understood that if such Debt has not been assumed by such Person, the amount of such Debt shall be deemed to be the lesser of the fair market value at such date of such asset and the amount of such Debt), (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit and bank guarantees, and (viii) all Debt (as defined above) of others Guaranteed by such Person.  Notwithstanding the foregoing, Debt shall exclude (a) any “earnouts” or similar obligations accrued in respect of any Permitted Acquisition and (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices.  For the avoidance of doubt, the amount of Debt of any Person at any date will be calculated without duplication of any Guarantee in respect thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors generally, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than letter of credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that (A) with respect to a Eurocurrency Rate Loan during any Interest Period therefor, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws; (B) with respect to a Eurocurrency Rate Loan (other than a Eurocurrency Rate Committed Loan denominated in US Dollars) following the end of the relevant Interest Period therefor and any other amount denominated in an Available Foreign Currency, the Default Rate shall be an interest rate equal to (i) the applicable Overnight Rate plus (ii) the Applicable Margin plus (iii) any Mandatory Costs plus (iv) 2% per annum; and (C) with respect to amounts denominated in Canadian Dollars, the Default Rate shall be an interest rate equal to (i) the Canadian Prime Rate plus (ii) 2% per annum; and (b) when used with respect to letter of credit fees, a rate equal to (i) the Applicable Margin plus (ii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or similar official by a supervisory authority or regulator under or based on the law of the country where such Lender or any direct or indirect parent thereof is subject to home jurisdiction if applicable law required that such appointment is not to be publically disclosed.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Dollar Equivalent” means, with respect to a specified amount of any currency, the amount of US Dollars into which such amount of such currency would be converted, as determined by the Administrative Agent, the Euro Swing Line Lender or the applicable Issuing Bank based on the applicable Spot Rate.

“EBITDA” means, for any period, the sum of the consolidated net income of the Company for such period excluding the effect of (a) any extraordinary or non-recurring non-cash gains, and (b) any extraordinary or non-recurring non-cash losses, charges and expenses plus, to the extent deducted in determining such consolidated net income, but without duplication, Interest Expense, taxes on or measured by income, depreciation, amortization and non-cash compensation expenses.

“Eligible Assignee” means  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each Issuing Bank and each Swing Line Lender, and (ii) unless a Default exists at such time, the Company (which approval shall not be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental and land use matters or health or safety matters affecting the environment or land use.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”, as applied to the Company, means any Person or trade or business which is a member of a group which is under common control with the Company, who, together with the Company, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at the date and time of determination.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Loan in a Foreign Currency that bears interest at a rate based on the Eurocurrency Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Eurodollar Loan” means a Committed Loan that is a Eurocurrency Rate Loan and is denominated in US Dollars.

“Euro Swing Line Lender” means Banc of America Securities Limited, in its capacity as Euro Swing Line Lender hereunder, together with any replacement therefor in such capacity.

“Event of Default” - see Section 7.1.

“Excluded Debt” - see Section 6.6.

“Excluded Subsidiary” means any of the following: (a) any Foreign Subsidiary; and (b) any Subsidiary that is engaged solely in Securitization Transactions; and (c) any Subsidiary that has equity interests (excluding directors’ qualifying shares) owned by a Person other than the Company or a Subsidiary so long as (i) the Administrative Agent has agreed that the ownership of such equity interests by such Person serves a bona fide business purpose; and (ii) the Company has designated (which designation has not been rescinded by the Company) such Subsidiary as an Excluded Subsidiary.  As of the date of this Agreement, the only Excluded Subsidiary (other than a Foreign Subsidiary) is Pentair Residential Filtration, LLC, a Delaware limited liability company.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Borrower is located or, in the case of any Lender, in which its applicable Lending Office is located, (c) any United States withholding Taxes resulting from FATCA, and (d) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 9.12), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 3.1(a).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding Tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.1(e).

“Existing Agreement” - see the recitals.

“Existing Letter of Credit” means a letter of credit listed on Schedule 2.5.

“Facility Fee Rate” means a rate determined in accordance with Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof; provided that “FATCA” shall also include any amendments to Sections 1471 through 1474 of the Code that are substantively comparable, but only if the requirements in such amended version for avoiding the withholding are not materially more onerous than the requirements in the current version.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person.

“Foreign Currency” means a currency other than US Dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with US Dollars.

“Foreign Lender” means (a) with respect to any Borrower that is resident for Tax purposes in the United States, (i) a Lender that is neither a Disregarded Entity nor a U.S. Person, and (ii) a Lender that is a Disregarded Entity and that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is not a U.S. Person, and (b) with respect to any Borrower that is not resident for Tax purposes in the United States, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed, collectively, to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary (i) organized under the laws of a jurisdiction other than the United States or a state thereof and (ii) which conducts substantially all of its business and operations in a jurisdiction other than the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FRB” means the Board of Governors of the Federal Reserve System (or any successor).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in pronouncements of the Financial Accounting Standards Board, the Accounting Principles Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

“Governmental Authority” means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign country or government.

“Granting Lender” - see Section 9.6(h).

“Guarantee” means, with respect to any Person, any obligation of such Person, contingent or otherwise, directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a correlative meaning.

“Honor Date” - see Section 2.5(c)(i).

“Indemnified Liabilities” - see Section 9.4(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” - see Section 9.4(b).

“Interest Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period to (ii) Interest Expense for such period.

“Interest Expense” means, for any period, the sum, without duplication, of consolidated interest expense of the Company and its Subsidiaries for such period (including, in each case to the extent included in interest expense on the Company’s consolidated income statement, the interest component of capital leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit), plus consolidated yield or discount accrued, during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the

Company and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“Interest Payment Date” means (a) as to any Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each calendar quarter; (b) as to any Swing Line Loan, each Business Day (or, so long as the Lenders have not become obligated to purchase participations in Swing Line Loans pursuant to Section 2.3(f), as otherwise agreed by the Company and the applicable Swing Line Lender), and (c) as to any other Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan which has an Interest Period exceeding three months, the three-month anniversary of the first day of such Interest Period.

“Interest Period” means for any Eurocurrency Rate Loan, a period commencing on the date such Eurocurrency Rate Loan is made as or converted to a Eurocurrency Rate Loan or on the last day of the immediately preceding Interest Period for such Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or such other period as may be agreed to by the applicable Borrower, the Administrative Agent and each applicable Lender), as selected by the applicable Borrower in its Committed Loan Notice or Borrowing Subsidiary Borrowing Notice, as the case may be; provided that:

(i)            if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day (unless, in the case of a Eurocurrency Rate Loan, such extension would cause such Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day);

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Scheduled Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder and any other Lender selected by the Company and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of such Letter of Credit hereunder.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed by the time required herein nor converted into a Base Rate Loan under Section 2.5(c).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Rate” means a rate per annum determined in accordance with Schedule 1.1.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all Unreimbursed Amounts, including all outstanding L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Bank’s standard form documents for letter of credit issuances.

“Lender” or “Lenders”- see the preamble.  Unless the context requires, the term “Lender” includes the Swing Line Lenders and the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender described in its Administrative Questionnaire or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any commercial or standby letter of credit issued hereunder and any Existing Letter of Credit.

“Letter of Credit Expiration Date” means the day that is one day prior to the Scheduled Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” - see Section 2.5(i).

“Letter of Credit Sublimit” means the lesser of (a) US$300,000,000 and (b) the Aggregate Commitments.

“Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) the sum (without duplication) of (i) all Debt of the Company and its Consolidated Subsidiaries plus (ii) all Synthetic Lease Obligations of the Company and its Consolidated Subsidiaries, all determined on a consolidated basis, to (b) EBITDA for the period of four consecutive fiscal quarters then ended; provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was $25,000,000 or more) by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization and non-cash compensation expenses of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the SEC.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, including (a) any lien or security interest arising from any mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or consignment or bailment for security purposes and (b) the interest of a person under a capital lease (but excluding the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, Swing Line Loan or Borrowing Subsidiary Loan.

“Loan Documents” means this Agreement, each Note, the Subsidiary Guaranty, each Request for Credit Extension, each L/C-Related Document and each Canadian Banker’s Acceptance and each other agreement, instrument or document executed in connection herewith or therewith.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.2.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the ability of any Borrower to perform its obligations hereunder.

“Material Financial Obligations” means Debt or Synthetic Lease Obligations of the Company or any Subsidiary (excluding amounts owed to the Company, any Subsidiary Guarantor or any other Subsidiary that is wholly-owned (except for directors’ qualifying shares)) in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than the lesser of (i) a Dollar Equivalent amount of

US$75,000,000 or (ii) at any time the Company or any Subsidiary has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, with a Dollar Equivalent principal amount of US$75,000,000 or more outstanding, which has a threshold for cross-default (similar to Section 7.1(e)) lower than a Dollar Equivalent amount of US$75,000,000, the lowest threshold amount under any such financing.

“Material Subsidiary” means (a) each Borrower other than the Company and (b) each other Subsidiary of the Company that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of this Agreement).

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date on which all Loans become due and payable in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Notes” means, collectively, the Committed Loan Notes and the Borrowing Subsidiary Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan, Canadian Banker’s Acceptance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but excluding in any event any Excluded Taxes.

“Outstanding Amount” means (a) with respect to Committed Loans, Swing Line Loans and Borrowing Subsidiary Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Swing Line Loans and Borrowing Subsidiary Loans, as the case may be, occurring on such date, (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts, and (c) with respect to any Canadian Banker’s Acceptance, the Dollar Equivalent amount of the unpaid portion of the face amount thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America (or, for purposes of Section 2.3(f)(ii), a Swing Line Lender) in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” - see Section 9.6(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pentair Bermuda” - see the preamble.

“Pentair Canada” — see the preamble.

“Pentair Germany” — see the preamble.

“Pentair Global” — see the preamble.

“Pentair Netherlands” — see the preamble.

“Pentair UK” — see the preamble.

“Permitted Acquisition” means any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (i) no Event of Default or Default has occurred and is continuing at the time of, or will result upon giving effect to, such Acquisition; and (ii) in the case of the Acquisition of any Person, the Board of Directors (or equivalent governing body) of the Person being acquired (or all of the equity holders thereof) shall have approved such Acquisition.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) that such Lender’s Commitment comprises of the Aggregate Commitments, as such share may be adjusted as contemplated herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Swing Line Loan, a Swing Line Loan Notice, (c) with respect to a Borrowing Subsidiary Borrowing or continuation of Borrowing Subsidiary Loans, a Borrowing Subsidiary Borrowing Notice, and (d) with respect to an L/C Credit Extension, an L/C Application.

“Required Borrowing Amount” means a principal amount equal to (a) in the case of US Dollars, US$5,000,000 or a higher integral multiple of US$1,000,000; (b) in the case of British Pounds Sterling, £1,000,000 or a higher integral multiple of £100,000; (c) in the case of Canadian Dollars, CAN$3,000,000 or a higher integral multiple of CAN$100,000; and (d) in the case of any other currency, the Foreign Currency Equivalent of US$1,000,000 and an integral multiple of 500,000 units of such currency.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%.

“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer (or equivalent managing officers) of a Loan Party, any other officer or representative of a Loan Party authorized by resolutions of the Board of Directors (or equivalent governing authority) of such Loan Party or such other Person as may be designated as such by any of the foregoing officers of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to

Article II and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in a Foreign Currency and (iv) such additional dates as the Administrative Agent or any Issuing Bank shall determine or the Required Lenders shall require; and (c) with respect to any Canadian Banker’s Acceptance, each of the following:  (i) each date of the funding of such Canadian Banker’s Acceptance and (ii) such additional dates as the Administrative Agent shall determine or the related Borrowing Subsidiary Lender shall require.

“Same Day Funds” means (i) with respect to disbursements and payments in US Dollars, immediately available funds, and (ii) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such currency.

“SEC” means the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Maturity Date” means April 28, 2016, as such date may be extended pursuant to Section 9.19 or otherwise in accordance with the terms hereof.

“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables, financial assets or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business consistent with past practice), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, financial assets or other payment obligations.

“Senior Debt” means Debt of the Company or any Subsidiary which is not by its terms junior or subordinate to any other Debt of the Company or any Subsidiary.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“SPC” - see Section 9.6(h).

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the Euro Swing Line Lender or the applicable Issuing Bank, as applicable to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (local time of such office) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the Euro Swing Line Lender or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Euro Swing Line Lender or an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Swing Line Loan or Letter of Credit denominated in a Foreign Currency.

“Sublimits” means, collectively, each Borrowing Subsidiary Sublimit, the Aggregate Borrowing Subsidiary Sublimit, the Letter of Credit Sublimit and the Swing Line Sublimit.  Each Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Subsequent Participant” means a member state that adopts the Euro as its lawful currency after the Amendment Effective Date.

“Subsidiary” means any Person in which more than 50% of its outstanding voting stock or voting rights or more than 50% of all equity interest is owned directly or indirectly by the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed a counterpart of the Subsidiary Guaranty (and has not been released from its obligations thereunder in accordance with the terms hereof).

“Subsidiary Guaranty” means the Subsidiary Guaranty issued by various Subsidiaries of the Company, substantially in the form of Exhibit F.

“Swing Line Borrower” means each of the Company and Pentair Global.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Borrowing Date” means, with respect to any Swing Line Loan, the date on which such Swing Line Loan is (or, is to be) made.

“Swing Line Lender” means each of the US Swing Line Lender and the Euro Swing Line Lender.

“Swing Line Loan” and “Swing Line Loans” — see Section 2.3(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.3(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Rate” means, for any day with respect to any Swing Line Loan, (a) prior to a request by a Swing Line Lender for participation in such Swing Line Loan by the Lenders pursuant to Section 2.3(f), a negotiated rate between the applicable Borrower and the applicable Swing Line Lender and (b) thereafter (i) in the case of Swing Line Loans denominated in US Dollars, the rate then applicable to Base Rate Committed Loans and (ii) in the case of Swing

Line Loans denominated in Euros, a fluctuating rate set daily equal to the Eurocurrency Rate for a Eurodollar Loan with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus the Applicable Margin.

“Swing Line Sublimit” means the lesser of (a) US$85,000,000 and (b) the Aggregate Commitments.

“Syndication Agents” means each of JPMorgan Chase Bank, N.A. and U.S. Bank National Association, in its capacity as a Co-Syndication Agent.

“Synthetic Lease Obligations” means obligations under operating leases (as determined pursuant to Statement of Financial Accounting Standards No. 13) of properties which are reported for United States income tax purposes as owned by the Company or a Consolidated Subsidiary.  The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a capital lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Date” means (a) each date on which the Company is required to deliver a compliance certificate pursuant to Section 6.1(c) and (b) each date on which the Company (directly or indirectly) acquires or forms a new Subsidiary, the Company or any Subsidiary Guarantor transfers (pursuant to one transaction or a series of related transactions) assets with a book or fair market value of $50,000,000 or more to an Excluded Subsidiary (other than transfers of receivables, financial assets and related assets to special purpose entities engaged solely in Securitization Transactions) or any Subsidiary Guarantor is released from its obligations under the Subsidiary Guaranty (other than pursuant to the first proviso of Section 6.12).

“Total Outstandings” means at any time the aggregate principal amount (or Dollar Equivalent principal amount, as applicable) of all Loans and all L/C Obligations and the Dollar Equivalent amount of the unpaid portion of the face amount of all Canadian Banker’s Acceptances.

“Type” means with respect to (a) a Committed Loan denominated in US Dollars, its character as a Base Rate Loan or a Eurodollar Loan and (b) a Committed Loan denominated in Canadian Dollars, its character as a Canadian Prime Rate Loan or a Eurocurrency Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the current liability as defined in Section 412(l)(7) of the Code under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all as determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

“Unreimbursed Amount” - see Section 2.5(c)(i).

“US Dollars” or “US$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“US Swing Line Lender” means U.S. Bank National Association, in its capacity as US Swing Line Lender hereunder, together with any replacement therefor in such capacity.

“Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances and L/C Obligations, then constitutes of (ii) the Total Outstandings; provided that if any Lender has failed to fund any portion of the Committed Loans, or participations in Swing Line Loans, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances or L/C Obligations required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Committed Loans, as the case may be.

1.2          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           Definitions of terms shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, such Loan Document, (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (iv) any reference to a “fiscal quarter” of “fiscal year” shall mean a fiscal quarter or fiscal year of the Company and (v) any reference to any Person in any Loan Document shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein or in any other Loan Document).

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

(c)           Section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           If an action is to be performed on a day that is not a Business Day, such action shall be performed on the next succeeding Business Day.

1.3          Accounting Terms.  All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a consistent basis; provided that (a) notwithstanding anything to the contrary in this Agreement or any other Loan Document, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements, shall be determined under generally accepted accounting principles as in effect on the Amendment Effective Date, notwithstanding any modification or interpretive change thereto that may occur thereafter; (b) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof (and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded); and (c) if the Company notifies the Administrative Agent that the Company desires to amend any covenant in Article VI (or any related definition) to eliminate the effect of any change in GAAP on the operation of such covenant (or such definition), or the Administrative Agent notifies the Company that the Required Lenders desire to amend any such covenant (or any such definition) for such purpose, then the Company’s compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of GAAP as in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Company and the Required Lenders.

1.4          Exchange Rates; Currency Equivalents.  (a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine in good faith the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Available Foreign Currencies (and, upon request, shall promptly notify the Company of such determination).  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b)           Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Available Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Available Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

1.5          Change of Currency.  (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Rate Loan, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.6          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.7          Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the amount thereof in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C-Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit at or after such time giving effect to all such increases, whether or not such maximum amount is in effect at such time.

1.8          Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.1          Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in Applicable Currencies to the Company from time to time on any Business Day during the period from the Amendment Effective Date to the Commitment Termination Date in amounts equal to such Lender’s Pro Rata Share of the aggregate amounts requested by the Company; provided that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) such Lender’s Credit Exposure shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, the Borrowers may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.  Committed Loans may be Base Rate Loans, Canadian Prime Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.2          Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans denominated in US Dollars or Canadian Dollars from one Type to the other and each continuation of Eurocurrency Rate Committed Loans for a new Interest Period shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) in the case of a borrowing or continuation of, or conversion of Base Rate Loans to, Eurodollar Loans, 10:00 a.m. two Business Days prior to the requested date of such borrowing, continuation or conversion; (ii) in the case of a borrowing of or conversion to Base Rate Loans, 11:00 a.m. on the requested date of such borrowing or conversion; (iii) in the case of a borrowing or continuation of, or conversion of Canadian Prime Rate Loans to, Eurocurrency Loans denominated in Canadian Dollars, 12:00 noon (Toronto time) three Business Days prior to the requested date of such borrowing, continuation or conversion; (iv) in the case of a borrowing of or conversion to Canadian Prime Rate Loans, 12:00 noon (Toronto time) on the date of such borrowing or conversion; and (v) in the case of a borrowing or continuation of Eurocurrency Loans denominated in any currency other that US Dollars and Canadian Dollars, 11:00 a.m. three Business Days prior to the requested date of such borrowing of or conversion.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each borrowing of, conversion to or continuation of Committed Loans shall be in a Required Borrowing Amount.  Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans denominated in US Dollars or Canadian Dollars from one Type to the other or a continuation of Committed Loans for a new Interest Period, (B) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount and currency of the Committed Loans to be borrowed, converted into or continued, (D) in the case of Committed Loans in US Dollars or Canadian Dollars, the Type of Committed Loans to be borrowed, converted or continued and (E) if applicable, the duration of the Interest Period with respect thereto.  If, with respect to Committed Loans in US Dollars or Canadian Dollars, the Company fails to specify the Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a continuation of a

Borrowing of Committed Loans, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans (in the case of Loans denominated in US Dollars) or Canadian Prime Rate Loans (in the case of Loans denominated in Canadian Dollars).  Any such automatic conversion to Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Company requests a borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Canadian Prime Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds in the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Committed Loans in US Dollars or Canadian Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in US Dollars and/or Canadian Dollars be converted immediately to Base Rate Loans or Canadian Prime Rate Loans, as applicable.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Eurocurrency Rate Committed Loan upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  The Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate, and the Canadian Administrative Agent shall notify the Company and the applicable Lenders of any change in the Canadian Administrative Agent’s reference rate used in determining the Canadian Prime Rate, in each case promptly following the public announcement of such change .

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans, there shall not be more than 20 Interest Periods in effect with respect to Committed Loans.

2.3          Swing Line Loans.

(a)           Swing Line Facilities. Subject to the terms and conditions of this Agreement, (i) the US Swing Line Lender shall make Loans to the Company in US Dollars and (ii) the Euro Swing Line Lender may, in its discretion, make Swing Line Loans to Pentair Global in Euros (each a “Swing Line Loan” and collectively the “Swing Line Loans”), in each case from time to time on any Business Day during the period from the Amendment Effective Date to the Commitment Termination Date in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that after giving effect to any Swing Line Loan (A) the aggregate principal amount of Swing Line Loans denominated in US Dollars shall not exceed US$60,000,000, (B) the aggregate principal amount of Swing Line Loans denominated in Euros shall not exceed a Dollar Equivalent principal amount of US$25,000,000, (C) the Total Outstandings shall not exceed the Aggregate Commitment and (D) no Lender’s Credit Exposure shall exceed the amount of such Lender’s Commitment.  Subject to the terms and conditions hereof, each applicable Swing Line Borrower may borrow under this Section 2.3(a), prepay under Section 2.3(d) and reborrow under this Section 2.3(a) from time to time; provided that no Swing Line Borrower may use the proceeds of any Swing Line Loan to pay any outstanding Swing Line Loan.

(b)           Procedure for Swing Line Borrowings.

(i)            The applicable Swing Line Borrower may request a Swing Line Loan by delivery of a Swing Line Loan Notice to the applicable Swing Line Lender and the Administrative Agent, which notice shall be irrevocable and must be received not later than (A) in the case of Swing Line Loans denominated in US Dollars, 1:00 p.m. on the requested Swing Line Borrowing Date, (B) in the case of Swing Line Loans denominated in Euros, 12:00 noon, London time, on the requested Swing Line Borrowing Date or (C) in each case, such later time as the applicable Swing Line Lender may approve in its sole discretion.  Each such notice shall specify (x) the currency of such Swing Line Loan, (y) the amount of such Swing Line Loan, which shall be an integral multiple of 100,000 units of the applicable currency, and (z) the requested Swing Line Borrowing Date, which shall be a Business Day.

(ii)           Unless the applicable Swing Line Lender has received (i) written notice from the Administrative Agent prior to 8:00 a.m. (local time of the office of such Swing Line Lender that is administering such Swing Line Loan) on the proposed Swing Line Borrowing Date of any Swing Line Loan directing such Swing Line Lender not to make such Swing Line Loan because such Swing Line Loan is not permitted under Section 2.3(a) or (ii) written notice of the type and by the time described in Section 2.3(g)(iii) from any Lender, such Swing Line Lender may make any requested Swing Line Loan on the proposed Swing Line Borrowing Date.

(c)           Interest on Swing Line Loans. The applicable Swing Line Borrower shall pay interest on the unpaid principal amount of each Swing Line Loan, from the date such Swing Line Loan is made to the date such Swing Line Loan is paid in full, at a rate per annum equal to the Swing Line Rate from time to time in effect; provided that upon the request of any Swing Line Lender (or, if the Lenders have funded their participations in Swing Line Loans, the

Required Lenders) at any time (and for so long as) an Event of Default exists, the interest rate applicable to each applicable Swing Line Loan shall be increased by 2% per annum.

(d)           Prepayments of Swing Line Loans.  Each Swing Line Borrower may from time to time prepay its Swing Line Loans in whole or in part, in a principal amount that is an integral multiple of  100,000 units of the applicable currency.  The applicable Swing Line Borrower will deliver a notice of prepayment to be received by the applicable Swing Line Lender and the Administrative Agent not later (i) in the case of Swing Line Loans denominated in US Dollars, 1:00 p.m. on the Business Days of such prepayment, (ii) in the case of Swing Line Loans denominated in Euros, 12:00 noon, London time on the Business Day of such prepayment or (iii) in each case, such later time as the applicable Swing Line Lender shall approve in its sole discretion, specifying the Swing Line Loans to be prepaid and the date and amount of such prepayment.

(e)           Refunding of Swing Line Loans.  Any applicable Swing Line Lender may, at any time in its sole and absolute discretion, on behalf of the Company (which hereby irrevocably directs such Swing Line Lender to act on its behalf), request each Lender through the Administrative Agent to make a Committed Loan in each applicable currency in an amount equal to such Lender’s Pro Rata Share of the principal amount of all Swing Line Loans of such Swing Line Lender in such currency that are outstanding on the date such notice is given.  Unless any of the events described in Section 7.1(f) or (g) shall have occurred and be continuing with respect to the Company or for any reason the Lenders may not make Committed Loans pursuant to Section 2.2 (in which event the procedures of Section 2.3(f) shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of Committed Loans are then satisfied or the aggregate amount of the applicable Swing Line Loans is not in the minimum or integral amount otherwise required hereunder, each Lender shall make the proceeds of its Committed Loan in each applicable currency available to the Administrative Agent for the account of such Swing Line Lender at its applicable Lending Office, as directed by such Swing Line Lender, prior to noon in Same Day Funds on the Business Day next succeeding the date such notice is given.  The proceeds of such Committed Loans shall be immediately applied to repay the outstanding Swing Line Loans of such Swing Line Lender.  All Loans made pursuant to this Section 2.3(e) that are denominated in US Dollars shall be Base Rate Loans (but, subject to the other provisions of this Agreement, may be converted to Eurocurrency Rate Loans).  All Loans made pursuant to this Section 2.3(e) that are denominated in Euros shall be Eurocurrency Rate Loans.

(f)            Funding Participations in Swing Line Loans.

(i)            If an event described in Section 7.1(f) or (g) exists with respect to the Company or for any reason the Lenders may not make Committed Loans pursuant to Section 2.2, each Lender will, upon notice from the Administrative Agent, purchase from each Swing Line Lender (and each Swing Line Lender will sell to each Lender) an undivided participation interest in all outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the outstanding principal amount of the Swing Line Loans (and each Lender will immediately transfer to the Administrative Agent, for the account of the Swing Line Lenders, in the relevant currency of the applicable Swing Line Loans and in Same Day Funds, the amount of its participation).

(ii)           If the Administrative Agent or any Swing Line Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by the Company to the Administrative Agent or such Swing Line Lender in respect of any Swing Line Loan or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Swing Line Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such Swing Line Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Rate from time to time in effect.

(g)           Participations in Swing Line Loans.

(i)            Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, as more fully set forth in Section 2.3(f), to fund its participation in, each outstanding Swing Line Loan in an amount equal to its Pro Rata Share of the amount of such Swing Line Loan.

(ii)           Each Lender’s obligation to refund Swing Line Loans and/or to purchase participation interests in Swing Line Loans, in each case pursuant to this Section 2.3, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (iii) any breach of this Agreement by any Borrower or any other Lender; (iv) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Swing Line Loan is to be refunded or any participation interest in any Loan is to be purchased; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iii)          Notwithstanding the provisions of Section 2.3(g)(ii), no Lender shall be required to refund a Swing Line Loan and/or to purchase a participation interest in a Swing Line Loan, in each case pursuant to this Section 2.3, if, at least two Business Days prior to the making of such Swing Line Loan, the Administrative Agent and the applicable Swing Line Lender received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Loan were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Loan were not satisfied at the time of the making of such Loan; provided that the obligation of such Lender to make such Loan and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the date on which such Lender notifies the applicable Swing Line Lender that its prior notice has been withdrawn or (ii) on the first date after the making of such Swing Line Loan on which all conditions precedent to the making of such Swing Line Loan have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

2.4          Borrowing Subsidiary Commitments.

(a)           Borrowing Subsidiary Loans.  Subject to the terms and conditions of this Agreement, each Borrowing Subsidiary Lender with respect to a Borrowing Subsidiary severally agrees to make loans (each a “Borrowing Subsidiary Loan” and collectively the “Borrowing Subsidiary Loans”) in Applicable Currencies to such Borrowing Subsidiary (and, in the case of Pentair Canada, to make available Canadian Banker’s Acceptances for Pentair Canada in accordance with the terms of Schedule 2.4) from time to time on any Business Day during the period from the Amendment Effective Date to the Commitment Termination Date in amounts equal to such Lender’s applicable Borrowing Subsidiary Percentage of the aggregate amounts requested by such Borrowing Subsidiary; provided that after giving effect to any Borrowing Subsidiary Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Borrowing Subsidiary Loans (and, in the case of Pentair Canada, Canadian Banker’s Acceptances) of any Borrowing Subsidiary Lender to such Borrowing Subsidiary shall not exceed such Borrowing Subsidiary Lender’s Borrowing Subsidiary Commitment to such Borrowing Subsidiary, (iii) the aggregate Outstanding Amount of all Borrowing Subsidiary Loans (and, in the case of Pentair Canada, Canadian Banker’s Acceptances) to such Borrowing Subsidiary shall not exceed the Borrowing Subsidiary Availability for such Borrowing Subsidiary and, (iv) such Borrowing Subsidiary Lender’s Credit Exposure shall not exceed such Lender’s Commitment.  Subject to the terms and conditions hereof, each Borrowing Subsidiary may borrow under this Section 2.4, prepay under Section 2.6 and reborrow under this Section 2.4 from time to time.

(b)           Procedure for Borrowing Subsidiary Borrowings.

(i)            Each Borrowing Subsidiary Borrowing, each conversion of Borrowing Subsidiary Loans denominated in Canadian Dollars from one Type to the other and each continuation of Borrowing Subsidiary Loans for a new Interest Period shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (A) in the case of a borrowing of or conversion to Canadian Prime Rate Loans, 12:00 noon (Toronto time) on the date of such borrowing or conversion, (B) in the case of a Borrowing of Canadian Banker’s Acceptances, 12:00 noon (Toronto time) one Business Day prior to the date of such Borrowing, (C) in the case of a borrowing or continuation of, or conversion to, Eurocurrency Loans denominated in Canadian Dollars, 12:00 noon (Toronto time) three Business Days prior to the requested date of such borrowing, continuation or conversion, (D) in the case of a borrowing or continuation of Eurocurrency Loans in US Dollars, 10:00 a.m. two Business Days prior to the date of such borrowing or continuation, (E) in the case of a borrowing of or conversion to Base Rate Loans, 11:00 a.m. on the requested date of such borrowing or conversion, and (F) in the case of a Borrowing or continuation of Loans in any other Applicable Currency, 11:00 a.m. three Business Days prior to the requested date of such borrowing or continuation.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Subsidiary Borrowing Notice, appropriately completed and signed by a Responsible Officer of such Borrower (or of the Company on behalf of such Borrower).  Each such Borrowing, continuation or conversion shall be in a Required Borrowing Amount.  Each Borrowing Subsidiary Borrowing Notice (whether telephonic or written) shall specify (A) whether such Borrower is requesting a Borrowing or a continuation of Loans for a new Interest Period, (B) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed or continued (or the aggregate face amount of Canadian Banker’s Acceptances to be accepted, if applicable), and (D) the duration of the Interest Period (if any) with respect thereto (or the maturity of the Canadian Banker’s Acceptances, if applicable).  If a Borrower fails to specify an Interest Period for a Borrowing of Eurocurrency Loans in a Borrowing Subsidiary Borrowing Notice, then the applicable Loans shall be made or continued for an Interest Period of one month’s duration.

(ii)           Following receipt of a Borrowing Subsidiary Borrowing Notice, the Administrative Agent shall promptly notify each related Borrowing Subsidiary Lender of its Borrowing Subsidiary Percentage of the applicable Loans or Canadian Banker’s Acceptances.  Upon satisfaction of the applicable conditions set forth in Article IV, each applicable Borrowing Subsidiary Lender shall make the amount of its Borrowing Subsidiary Loan or Canadian BA Discount Proceeds available (x) to the Administrative Agent in Same Day Funds at the applicable Lending Office of the Administrative Agent not later than 1:00 p.m., local time of such office, on the Business Day specified in the applicable Borrowing Subsidiary Borrowing Notice or (y) directly to the applicable Borrower, with notice to the Administrative Agent, in accordance with other funding procedures that may be agreed to from time to time among the Company, the Administrative Agent and the related Borrowing Subsidiary Lenders (or, in the case of Canadian Banker’s Acceptances, in accordance with Schedule 2.4).  The Administrative Agent shall make all funds so received by the Administrative Agent available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower.

(iii)          The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Borrowing Subsidiary Loan upon determination of such interest rate.  The determination of the Eurocurrency Rate and Overnight Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(iv)          No Borrowing Subsidiary shall at any time have Loans outstanding with more than ten different Interest Periods.

(c)           Participations in Borrowing Subsidiary Loans and Canadian Banker’s Acceptances.

(i)            Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, by the time required pursuant to the following clause (ii) after its receipt of notice that the Administrative Agent has received a Borrowing Subsidiary Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, each outstanding Borrowing

Subsidiary Loan and Canadian Banker’s Acceptance in an amount equal to its Pro Rata Share of the amount of such Borrowing Subsidiary Loan (or its Pro Rata Share of the face amount of such Canadian Banker’s Acceptance, as the case may be).

(ii)           The Administrative Agent shall promptly notify each Lender of its receipt of a Borrowing Subsidiary Participation Funding Notice.  Each Lender shall (or shall cause an Affiliate to) (A) in the case of Borrowing Subsidiary Loans, promptly (and in any event within three Business Days) after receipt of such Notice, make available to the Administrative Agent for the account of the applicable Borrowing Subsidiary Lenders an amount in the applicable currencies and in Same Day Funds equal to its Pro Rata Share of all outstanding Borrowing Subsidiary Loans and (B) with respect to participations in Canadian Banker’s Acceptances, on or before the maturity date of each Canadian Banker’s Acceptance, make available to the Canadian Administrative Agent for the account of the applicable Borrowing Subsidiary Lenders an amount in Canadian Dollars and in Same Day Funds equal to its Pro Rata Share of the face amount of such Canadian Banker’s Acceptance.  If any Lender so notified fails to make available to the Administrative Agent for the account of the Borrowing Subsidiary Lenders the full amount of such Lender’s participations in all Borrowing Subsidiary Loans and Canadian Banker’s Acceptances by the applicable date set forth in clause (A) or (B) above, then interest shall accrue on such Lender’s obligation to fund such participations, from such date to the date such Lender pays such obligations in full, at a rate per annum equal to the applicable Overnight Rate in effect from time to time during such period.

(iii)          From and after the date on which a Borrowing Subsidiary Lender has delivered to the Administrative Agent a Borrowing Subsidiary Participation Funding Notice, all funds received by the Borrowing Subsidiary Lenders in payment of the Borrowing Subsidiary Loans and Canadian Banker’s Acceptances, interest accrued thereon and other amounts payable in respect thereof shall be delivered by each Borrowing Subsidiary Lender to the Administrative Agent, in the same funds as those received by such Borrowing Subsidiary Lender, to be distributed to all Lenders in accordance with their Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.4), except that (A) the Pro Rata Share of such funds of any Lender that has not funded its participations as provided herein shall be retained by such Borrowing Subsidiary Lender, and (B) interest accrued on any portion of any Borrowing Subsidiary Loan prior to the Lenders’ funding of their respective participations therein shall be retained by such Borrowing Subsidiary Lender.

(iv)          If the Administrative Agent or any Borrowing Subsidiary Lender is required at any time to return to a Loan Party, or to a trustee, receiver, liquidator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Loan Party to the Administrative Agent or such Borrowing Subsidiary Lender in respect of any Borrowing Subsidiary Loan, any Canadian Banker’s Acceptance or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Borrowing Subsidiary Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such Borrowing Subsidiary Lender plus interest thereon from the date such demand is made to the date such amount is returned by such

Lender to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(v)           The Required Lenders, the Borrowing Subsidiary Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Borrowing Subsidiary Loans or Canadian Banker’s Acceptances) for sharing the risks of Borrowing Subsidiary Loans and Canadian Banker’s Acceptances ratably among all Lenders according to their Pro Rata Shares so long as such method does not materially disadvantage any Lender.

(vi)          References to participations in Borrowing Subsidiary Loans to Pentair Canada in this Agreement (including in the definitions of “Commitment”, “Defaulting Lender”, “Canadian Participation Funding Notice” and “Voting Percentage”, Section 2.12(b) and Section 9.6) shall be deemed to include participations in Canadian Banker’s Acceptances.

(d)           Obligations Unconditional.  Each Lender’s obligation to  purchase participation interests in Borrowing Subsidiary Loans and Canadian Banker’s Acceptances pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (iii) any breach of this Agreement by any Borrower or any other Lender; (iv) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Borrowing Subsidiary Loan or Canadian Banker’s Acceptance is to be refunded or any participation interest in any Loan is to be purchased; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)           Limitations.  Notwithstanding the provisions of Section 2.4(d) above, no Lender shall be required to purchase a participation interest in a Borrowing Subsidiary Loan or Canadian Banker’s Acceptance pursuant to this Section 2.4 if, at least two Business Days prior to the making of such Borrowing Subsidiary Loan or Canadian Banker’s Acceptance, the Administrative Agent and the Borrowing Subsidiary Lenders received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Loan or Canadian Banker’s Acceptance were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Loan were not satisfied at the time of the making of such Loan or Canadian Banker’s Acceptance; provided that the obligation of such Lender to make such Loan or Canadian Banker’s Acceptance and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the first date after the making of such Borrowing Subsidiary Loan or the issuance of such Canadian Banker’s Acceptance on which such Lender notifies the Administrative Agent that its prior notice has been withdrawn or (ii) the date on which all conditions precedent to the making of such Borrowing Subsidiary Loan or Canadian Banker’s Acceptance have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

(f)            Effect of Currency Fluctuations.  If at any time that the Outstanding Amount of all Borrowing Subsidiary Loans of any Borrowing Subsidiary (and in the case of Pentair Canada, Canadian Banker’s Acceptances) exceeds an amount equal to 105% of the Borrowing Subsidiary Commitments then in effect for such Borrowing Subsidiary, the Administrative Agent may (or, at the request of an applicable Borrowing Subsidiary Lender, shall) notify the Company of such excess and, then, within three Business Days after receipt of such notice, the applicable Borrowing Subsidiary shall prepay Borrowing Subsidiary Loans (and/or, in the case of Pentair Canada, Cash Collateralize Canadian Banker’s Acceptances) in an aggregate amount sufficient to reduce such Outstanding Amount to an amount not exceeding 100% of the related Borrowing Subsidiary Commitments.

(g)           Interest Act (Canada).  For the purposes of the Interest Act (Canada), with respect to Pentair Canada, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(h)           Prepayment. A Canadian Banker’s Acceptance may only be repaid on its maturity date.

2.5          Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Amendment Effective Date to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars or in one or more other Available Currencies for the account of the Company (or jointly for the account of the Company and any Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.5(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) no Lender’s Credit Exposure shall exceed the amount of such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           No Issuing Bank shall issue any Letter of Credit, if:

(A)          subject to Section 2.5(b)(iii), the expiry date of such requested Letter of Credit would occur more than fifteen months after the date of issuance or last extension; provided that such expiry date may be up to eighteen months after the date of issuance or last extension if the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Issuing Bank has approved such expiry date and  such Letter of Credit is Cash Collateralized; provided that such expiry date shall not in any event be more than 180 days after the Letter of Credit Expiration Date.

(iii)          No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which such Issuing Bank in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank;

(C)           except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than a Dollar Equivalent of $100,000;

(D)          except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than US Dollars or another Available Currency;

(E)           such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency; or

(F)           any Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted, or otherwise would not have an obligation, at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           No Issuing Bank shall be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C-Related Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be Issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Company.  Such L/C Application must be received by the applicable Issuing Bank and the Administrative Agent (A) not later than 10:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in US Dollars, and (B) not later than 10:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Available Foreign Currency; or in each case such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion.  In the case of a request for an initial Issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (I) the proposed Issuance date of the requested Letter of Credit (which shall be a Business Day); (II) the amount and currency thereof; (III) the expiry date thereof; (IV) the name and address of the beneficiary thereof; (V) the documents to be presented by such beneficiary in case of any drawing thereunder; (VI) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (VII) such other matters as the applicable Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable Issuing Bank may reasonably require.  Additionally, the Company shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C-Related Documents, as such Issuing Bank or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any L/C Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Company and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit to extend the expiry date or increase the amount thereof, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company and/or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Company so requests in any applicable L/C Application, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to the applicable Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date permitted by Section 2.5(a)(ii)(B); provided that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.5(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, the Company or, unless the Required Lenders otherwise consent, any Lender that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)          If the Company so requests in any applicable L/C Application, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by such Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline from the Administrative Agent, the Company or, unless the Required Lenders otherwise consent, any Lender that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause iv) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in a currency other than US Dollars, the Company shall reimburse the applicable Issuing Bank in such currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, the Company shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Company will reimburse such Issuing Bank in US Dollars.  In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in another currency, the applicable Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 10:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), the Company shall reimburse the applicable Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that, if the Company does not receive written notice of the amount required to be paid prior to 9:00 a.m. on such Honor Date with respect to any Letter of Credit to be reimbursed in US Dollars, then the Company will reimburse the applicable Issuing Bank not later than 10:00 a.m. on the Business Day after the Honor Date (in which case such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the rate then applicable to Base Rate Loans or, if such reimbursement obligations are denominated in a currency other than US Dollars, at a rate per annum equal to the sum of (i) the applicable Overnight Rate plus (ii) the Applicable Margin plus (iii) any Mandatory Costs).  If the Company fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Committed Loan Notice).  Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.5(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank, in US Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.5(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in US Dollars, or if requested by such Issuing Bank, the equivalent amount thereof in another Available Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Available Currency with US Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.5.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.5(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Committed Loans pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Company of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Bank for the amount of any payment made by the applicable Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 9.5 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Company to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any adverse change in the relevant exchange rates or in the availability of the relevant Available Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable Issuing Bank.  The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Bank.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C-Related Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s or any Subsidiary’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.5(e); provided that anything in such clauses to the contrary notwithstanding, the Company and/or, if applicable, the relevant Subsidiary may have a claim against the Issuing Bank, and an Issuing Bank may be liable to the Company and for, if applicable, the relevant Subsidiary, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company and/or any such Subsidiary which the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.

(i)            Upon the request of the Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)           In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii)          The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided to the extent necessary in order to protect against the results of exchange rate fluctuations.

(iv)          Section 7.3 sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.5 and Section 7.3, the Company hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a first priority security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Company (or stated in the applicable Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the L/C Fee Rate times the daily amount of such Letter of Credit (determined in accordance with Section 1.7); provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.5 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.21, with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the L/C Fee Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the L/C Fee Rate separately for each period during such quarter that such L/C Fee Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank.  The Company shall pay directly to the applicable Issuing Bank for its own account, in US Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum separately agreed to by the Company and such Issuing Bank, computed on the daily amount of such Letter of Credit (determined in accordance with Section 1.7).  In addition, the Company shall pay directly to the applicable Issuing Bank for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with L/C-Related Documents.  In the event of any conflict between the terms hereof and the terms of any L/C-Related Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for all drawings under such Letter of Credit as if such Letter of Credit were issued in support of obligations of, or for the account of, the Company.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.6          Prepayments.

(a)           The Company may, upon notice to the Administrative Agent, voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than, (A) in the case of Eurodollar Loans, 10:00 a.m. two Business Days prior to the date of prepayment, (B) in the case of other Eurocurrency Rate Loans, 11:00 a.m. three Business Days prior to the date of prepayment, and (C) in the case of Base Rate Committed Loans, on the date of prepayment; (ii) any prepayment of Committed Loans shall be in a Required Borrowing Amount or the entire outstanding principal amount of Committed Loans (provided that this clause (ii) shall not apply to the first payment after any Committed Loans are made under Section 2.3(e) or 2.5(c) that result in any Borrowing of Committed Loans not being in the Required Borrowing Amount) and (iii) after giving effect to any prepayment of Committed Loans, each Committed Borrowing shall be in a Required Borrowing Amount.  Each such notice shall specify the date and amount of such prepayment and the Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment on the date specified in such notice, with the payment amount specified in such notice being due and payable on such specified date, it being understood, however, that the Company may condition any prepayment of the entire outstanding amount of Committed Loans upon the consummation of replacement financing.  Any prepayment of a Eurocurrency Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)           The Company may voluntarily prepay Swing Line Loans in accordance with the provisions of Section 2.3(d).

(c)           Any Borrowing Subsidiary may, upon notice to the Administrative Agent, voluntarily prepay its Borrowing Subsidiary Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than (A) in the case of Canadian Prime Rate Loans, 12:00 noon (Toronto time) on the date of prepayment and (B) in the case of Eurocurrency Loans 11:00 a.m. three Business Days prior to the date of prepayment; and (ii) any prepayment of such Loans shall be in a Required Borrowing Amount or the entire outstanding principal amount of such Loans.  Each such notice shall specify the date and amount of such prepayment and the Borrowing Subsidiary Loans to be prepaid.  The Administrative Agent will promptly notify each applicable Borrowing Subsidiary Lender of its receipt of each such notice, and of such Borrowing Subsidiary Lender’s Borrowing Subsidiary Percentage of such prepayment.  If such notice is given by a Borrowing Subsidiary, such Borrowing Subsidiary shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, it being understood, however, that the Borrowing Subsidiary may condition any prepayment of the entire outstanding amount of such Loans upon the consummation of replacement financing.  Any prepayment of a Borrowing Subsidiary Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the Borrowing Subsidiary Loans of the related Borrowing Subsidiary Lenders in accordance with their respective Borrowing Subsidiary Percentages.

(d)           If on any Revaluation Date the Administrative Agent shall have determined that the then outstanding Dollar Equivalent principal amount of the Total Outstandings exceeds the Aggregate Commitments then the Administrative Agent may (or, at the request of the Required Lenders, shall) give notice to the Company that a prepayment is required under this Section 2.6(d), and the Borrowers agree that within three Business Days they will make prepayments of Loans such that, after giving effect to such prepayments, the Total Outstandings will not exceed the Aggregate Commitments.

2.7          Reduction or Termination of Commitments.  The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Total Outstandings (it being understood that such termination or reduction may be conditioned upon the consummation of replacement financing); provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m., two Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of US$5,000,000 or a higher integral multiple of US$1,000,000.  The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments.  Once reduced in accordance with this Section 2.7, the Commitments may not be increased (except pursuant to Section 2.17).  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.  All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.8          Repayment of Loans.

(a)           The Company shall repay each Committed Loan in full on the Maturity Date.

(b)           The Company shall repay each Swing Line Loan in full on the earliest of (i) demand of the applicable Swing Line Lender on any Business Day (provided that, if such demand is made after 10:00 a.m. (local time) on a Business Day, then the Company shall repay the applicable Swing Line Loan on the next Business Day), (ii) the tenth day after the making of such Swing Line Loan (or, if such day is not a Business Day, the immediately preceding Business Day) and (iii) the Maturity Date.

(c)           Each Borrowing Subsidiary shall repay in full each Borrowing Subsidiary Loan of such Borrowing Subsidiary outstanding on the Maturity Date.

2.9          Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Margin plus (C) (if such Loan is made from a Lending Office located in a Participating Member State or the United Kingdom) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan shall bear interest as provided in Section 2.3, (iv) each Eurocurrency Rate Loan made to a Borrowing Subsidiary shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Margin plus (C) (if such Loan is made from a Lending Office located in a Participating Member State or the United Kingdom) the Mandatory Cost, and (v) each Borrowing Subsidiary Loan in Canadian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate.

(b)           While any Event of Default exists or after acceleration, upon the request of the Required Lenders at any time (and for so long as) such Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.

(a)           Facility Fee.  The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Facility Fee Rate times (i) prior to the Maturity Date  the actual daily amount of the Aggregate Commitments, regardless of usage, and (ii) thereafter, if applicable, the Total Outstandings.  The facility fee shall accrue at all times from the Amendment Effective Date to the Maturity Date (and thereafter until the Total Outstandings are reduced to zero) and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.  The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b)           Arrangement and Agency Fees.  The Company shall pay arrangement fees to each Arranger for its own account and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in each case in the amounts and at the times agreed to by the relevant parties.

(c)           Upfront Fee.  The Company shall pay to the Administrative Agent for the account of each Lender on the Amendment Effective Date an upfront fee in the amount previously agreed to by such parties.

2.11        Computation of Interest and Fees.  Computation of interest on Base Rate Loans computed based on Bank of America’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.12        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.  Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Committed Loan Note in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and Borrowing Subsidiary Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.13        Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars (or, in the case of principal and interest on any Loan denominated in another currency, in such other currency) and in Same Day Funds not later than 12:00 noon, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless, in the case of a payment of interest on a Eurocurrency Rate Loan, such next following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the immediately preceding Business Day), and any such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender to the extent required to be reimbursed hereunder, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)           Unless any Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the Overnight Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan or Borrowing Subsidiary Loan, as the case may be, included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

Upon any Lender failing to make such payment required to be made by such Lender under this Agreement, the Company may remove or replace such Lender in accordance with Section 9.12.

(e)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Swing Line Loans, Letters of Credit, Borrowing Subsidiary Loans and Canadian Banker’s Acceptances are several and not joint.  The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(g)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 7.3, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15        Addition of Borrowing Subsidiaries.  The Company may designate any Foreign Subsidiary as an additional Borrowing Subsidiary with the ability to borrow under Section 2.4 in one or more specified Applicable Currencies within the limits of a specified Borrowing Subsidiary Sublimit; provided that the Administrative Agent shall consent to any such designation (which consent shall not be unreasonably withheld or delayed).  Upon the receipt and execution by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and establishment of the related Borrowing Subsidiary Sublimit and Borrowing Subsidiary Commitment(s), such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement.

2.16        Termination of Borrowing Subsidiaries.  Any Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as (a) no Credit Extensions shall be outstanding to such Subsidiary and (b) such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.  If a Borrowing Subsidiary liquidates, dissolves or ceases to be a Subsidiary, all Credit Extensions outstanding to such Borrowing Subsidiary shall be due and payable and such Subsidiary shall no longer be entitled to obtain any Credit Extensions hereunder.

2.17        Optional Increase in Commitments.  The Company may from time to time (but not more than five times during the term of this Agreement), by means of a letter to the Administrative Agent substantially in the form of Exhibit D, request that the amount of the Aggregate Commitments be increased by (a) increasing the amount of the Commitment of any Lender which has agreed to such increase and/or (b) adding an Eligible Assignee as a party hereto with a Commitment in an amount agreed to by any such Person; provided that (i) no Eligible Assignee shall be added as a party hereto without the written consent of the Administrative Agent, the Issuing Banks and the Swing Line Lenders (which consents shall not be unreasonably withheld); and (ii) in no event shall the aggregate amount of all increases in the Aggregate Commitments exceed US$300,000,000 in the aggregate without the written consent of all the Lenders.  Any increase in the Aggregate Commitments pursuant to this Section 2.17 shall be effective three Business Days (or such other period of time as the Company, the Administrative Agent and the increasing or new Lender shall agree) after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Attachment I to Exhibit D (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form Attachment II to Exhibit D (in the case of the addition of an Eligible Assignee as a new Lender).  Prior to the effectiveness of any such increase, the Company shall have delivered to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the authorization of the Company to increase the Aggregate Commitments; and no increase shall be permitted if (x) any Default or Event of Default has occurred and is continuing or (y) the amount of Aggregate Commitments following such increase would not be an integral multiple of US$5,000,000.  The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Aggregate Commitments pursuant to this Section 2.17 and of the amount of the Commitment and the Pro Rata Share of each Lender after giving effect thereto.  The Company acknowledges that, in order to maintain Loans in accordance with each Lender’s Pro Rata Share, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitments may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.5).  This Section 2.17 shall supersede any provisions in Sections 2.14 or 9.1 to the contrary.

2.18        Designation of Borrowing Subsidiary Lenders; Increases and Reduction of Borrowing Subsidiary Commitments and Borrowing Subsidiary Sublimits; Additional Applicable Currencies.

(a)           The Company may from time to time, (i) with the acceptance of the applicable Lender (in its sole discretion) and the approval of the Administrative Agent (which approval shall not to be unreasonably withheld), (A) designate a Lender as a Borrowing Subsidiary Lender with respect to a Borrowing Subsidiary (which designation shall specify the initial amount of the Borrowing Subsidiary Commitment of such Lender to such Borrowing Subsidiary and (B) increase the amount of the Borrowing Subsidiary Commitment of any Borrowing Subsidiary Lender to a Borrowing Subsidiary; and (ii) upon not less than three Business Days’ notice to the Administrative Agent and the applicable Lender, reduce the Borrowing Subsidiary Commitment of any Borrowing Subsidiary Lender to a Borrowing Subsidiary to an amount that is not less than the then Outstanding Amount of all Credit Extensions by such Borrowing Subsidiary Lender to such Borrowing Subsidiary; provided that after giving effect to any such designation, increase or reduction, the amount of the Borrowing Subsidiary Commitment of any Borrowing Subsidiary Lender to any Borrowing Subsidiary shall be US$1,000,000 or a higher integral multiple of US$1,000,000.

(b)           The Company may from time to time, upon not less than three Business Days’ notice to the Administrative Agent (which shall promptly advise each Lender), change the Borrowing Subsidiary Sublimit for any Borrowing Subsidiary; provided that (i) the total amount of the Borrowing Subsidiary Sublimits for all Borrowing Subsidiaries shall at all times be equal to the Aggregate Borrowing Subsidiary Sublimit; and (ii) the Borrowing Subsidiary Sublimit for each Borrowing Subsidiary shall at all times be US$5,000,000 or an integral multiple thereof.

(c)           Notwithstanding that the Borrowing Subsidiary Sublimit for any Borrowing Subsidiary may exceed the aggregate amount of the Borrowing Subsidiary Commitments to such Borrowing Subsidiary, or vice versa, the aggregate amount of the Credit Extensions to such Borrowing Subsidiary shall not exceed the Borrowing Subsidiary Availability for such Borrowing Subsidiary.

(d)           The Administrative Agent shall promptly notify the Lenders of any designation of a Borrowing Subsidiary Lender, and of any increase or decrease in a Borrowing Subsidiary Commitment or a Borrowing Subsidiary Sublimit, by delivering to the Lenders a revised Schedule 2.18 reflecting such designation, increase or decrease.

(e)           The Company may from time to time, with the approval of each Lender and the Administrative Agent, request that Borrowing Subsidiary Loans be made available to any Borrowing Subsidiary in one or more additional currencies.  If all Lenders that have Borrowing Subsidiary Commitments to such Borrowing Subsidiary approve any such additional currency, then such currency shall become an “Applicable Currency” for such Borrowing Subsidiary.  If an applicable Lender does not approve any additional currency, then the Company may (i) require such Lender to assign its applicable Borrowing Subsidiary Commitment to one or more other Lenders that are willing to assume such Borrowing Subsidiary Commitment, (ii) terminate the applicable Borrowing Subsidiary Commitment of such Lender or (iii) take a combination of the foregoing actions.

(f)            Unless the Administrative Agent otherwise consents, the Company may not effect more than four adjustments of Borrowing Subsidiary Commitments and Borrowing Subsidiary Sublimits in any twelve month period pursuant to this Section 2.18 (it being understood that a single adjustment may involve the concurrent addition, termination, increase or decrease of more than one Borrowing Subsidiary Commitment and/or Borrowing Subsidiary Sublimit).

2.19        Procedures for Increases in Aggregate Commitments and Changes in Borrowing Subsidiary Commitments.  Notwithstanding any other provision of this Agreement, the Administrative Agent, the applicable Borrower and the applicable Lenders may make arrangements reasonably satisfactory to such parties so that one or more applicable Lenders temporarily hold risk participations in Credit Extensions of other applicable Lenders (rather than requiring that all outstanding Credit Extensions to the applicable Borrower immediately be held by the applicable Lenders in accordance with their Pro Rata Shares or applicable Borrowing Subsidiary Percentages, as the case may be) with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Aggregate Commitments pursuant to Section 2.17 or any change in the Borrowing Subsidiary Commitment of any Borrowing Subsidiary Lender pursuant to Section 2.18.  If (despite any arrangements established pursuant to the foregoing sentence), as a result of a non-pro-rata increase in the Aggregate Commitments or any increase or decrease in the Borrowing Subsidiary Commitments to any Borrowing Subsidiary, any applicable Lender incurs any cost or expense of the type described in Section 3.5, then the applicable Borrower shall pay such cost or expense in accordance with such Section.

2.20        Resignation or Removal of Issuing Bank or Swing Line Lender.  Notwithstanding anything to the contrary contained herein, (a) if at any time an Issuing Bank or a Swing Line Lender assigns all of its Commitment and Loans pursuant to Section 9.6(b), then it may, upon 30 days’ notice to the Company, the Lenders and the Administrative Agent, resign as an Issuing Bank or a Swing Line Lender, as applicable; and (b) the Company may from time to time, upon 30 days’ notice to the Lenders and the Administrative Agent, remove an Issuing Bank or a Swing Lender from such capacity.  In the event of any such resignation or removal, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender; provided that (i) the Lender so appointed has agreed to act in such capacity and has been approved by the Administrative Agent (which approval will not be unreasonably withheld); and (ii) no failure by the Company to appoint any such successor shall affect the resignation or removal of the existing Issuing Bank or Swing Line Lender, as the case may be.  Upon any resignation or removal of an Issuing Bank, (x) the retiring Issuing Bank shall retain all rights and obligations available to an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation or removal and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate

Committed Loans or fund risk participations in Unreimbursed Amounts) and (y) the Company shall, upon request, provide Cash Collateral satisfactory to the retiring Issuing Bank to secure its obligations with respect to such Letters of Credit and L/C Obligations.  Upon the acceptance of a successor’s appointment as an Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Issuing Bank, (y) the retiring Issuing Bank shall be discharged from all of its duties and obligations as an Issuing Bank hereunder and under the other Loan Documents, and (z) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit of the retiring Issuing Bank, if any, outstanding at the time of such succession (in which case the retiring Issuing Bank shall release any Cash Collateral provided by the Company pursuant to the preceding sentence) or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.  Upon the resignation or removal of a Swing Line Lender, the retiring Swing Line Lender shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation or removal, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3.  Upon the acceptance of a successor’s appointment as a Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Swing Line Lender, (y) the retiring Swing Line Lender shall be discharged from all of its duties and obligations as a Swing Line Lender hereunder and under the other Loan Documents and (z) the successor Swing Line Lender shall make arrangements satisfactory to the retiring Swing Line Lender to effectively assume the obligations of the retiring Swing Line Lender with respect to Swing Line Loans made by the retiring Swing Line Lender outstanding at the time of such succession.

2.21        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swing Line Lenders hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank or a Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) or Section 2.22 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)          Certain Fees.  A Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender except to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.4, Section 2.5, or Section 2.22, as applicable (and the Company shall (A) be required to pay to each Issuing Bank and each Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.5(i).

(iv)          Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.3 and 2.5, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Company, the Administrative Agent, each Swing Line Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22        Additional Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by or in respect of such Defaulting Lender).

(a)           The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than inchoate tax and ERISA Liens and customary Liens in favor of a depositary bank for fees and charges), or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lenders).

(b)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 or Section 2.21(a)(ii) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22, and shall promptly be returned to the Company, following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1          Taxes.

(a)           Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for Tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under a Loan Document, duly completed copies of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty, and (2) with respect to any other applicable payments under a Loan Document, duly completed copies of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty,

(ii)           in the case of a Foreign Lender for whom payments under a Loan Document constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender (or, in the event that such Lender is a Disregarded Entity, by the owner of such Lender), duly completed copies of IRS Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender (or, in the event that such Lender is a Disregarded Entity, the owner of such Lender) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)          in the case of a Foreign Lender (or, in the event that the Foreign Lender is a Disregarded Entity, the owner of such Foreign Lender) that (for United States federal income Tax purposes) is not the beneficial owner of payments made under a Loan Document (including a partnership or a participating Lender), (1) an Internal Revenue Service Form W-8IMY on behalf of itself, and (2) the relevant forms prescribed in clauses (i), (ii), (iii) and (v) of this Section 3.1(e) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under section 881(c) of the Code, such Lender may provide, on behalf of such partners, a certificate of the type described in clause (iii)(x) of this Section 3.1(e), or

(v)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Company to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding Tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Amendment Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for Taxes from amounts payable to such Lender.  Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Amendment Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)            If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)           If a payment made to a Lender or an Issuing Bank under a Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to each Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or Administrative Agent as may be necessary for such Person to comply with its obligations under FATCA to determine that such Lender or Issuing Bank has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.1(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not such amendments are included in the definition set forth in Article I

3.2          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in US Dollars or another currency) or to accept Canadian Banker’s Acceptances, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any other applicable currency in the applicable interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans, to convert Base Rate Committed Loans or Canadian Prime Rate Loans to Eurocurrency Rate Committed Loans or to accept Canadian Banker’s Acceptances, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (and each Lender hereby agrees to provide such notice promptly upon the applicable circumstances ceasing to exist).  Upon receipt of such notice with respect to any outstanding Loans, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in US Dollars or Canadian Dollars, convert all

Eurocurrency Rate Loans of such Lender to Base Rate Loans or Canadian Prime Rate Loans, as applicable either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the applicable Borrower shall also pay interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3          Inability to Determine Rates.  If the Administrative Agent (or, if applicable, the Canadian Administrative Agent) determines (or in the case of clause (a)(iii) below, the Required Lenders determine and notify the Administrative Agent) in connection with any request for (a) Eurocurrency Rate Loans or a conversion to or continuation thereof that (i) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loans, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loans or (iii) the Eurocurrency Rate for such Eurocurrency Rate Loans does not adequately and fairly reflect the cost to the Required Lenders of funding such Eurocurrency Rate Loans or (b) Canadian Banker’s Acceptances that adequate and reasonable means do not exist for determining pricing with respect to such Canadian Banker’s Acceptances, then the Administrative Agent will promptly notify the Company and all applicable Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies or to issue Canadian Banker’s Acceptances shall be suspended until the Administrative Agent (or, if applicable, the Canadian Administrative Agent) revokes such notice, which the Administrative Agent shall revoke promptly if the circumstances giving rise to such notice cease to exist.  Upon receipt of such notice, any Borrower may revoke any pending request for a borrowing or continuation of, or conversion to, Eurocurrency Rate Loans or for Canadian Banker’s Acceptances, as applicable, or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein or, in the case of a request for Eurocurrency Loans denominated in Canadian Dollars or Canadian Banker’s Acceptances, a request for a Borrowing of Canadian Prime Rate Loans.

3.4          Increased Costs and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.4(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any

Eurocurrency Loan made by it or any Canadian Banker’s Acceptance accepted by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii)          result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)          impose on any Lender, the London interbank market or the market for Canadian Banker’s Acceptances any other condition, cost or expense affecting this Agreement, Eurodollar Loans made or Banker’s Acceptances issued by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), of accepting any Canadian Banker’s Acceptance or of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender (so long as such request is substantially consistent with requests made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.4(a)), the Company will pay (or cause the applicable Borrower to pay) to such Lender, within 10 days after demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender, any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of such Lender or its holding company, if any, as a consequence of this Agreement, the Commitments or Loans of such Lender, the participations of such Lender in, or the issuance or maintenance of such Lender of, any Letter of Credit (or the maintenance of its obligation to participate in or issue any Letter of Credit) or the acceptance by such Lender of any Canadian Banker’s Acceptance, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or its holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender, within 10 days after demand (so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 3.4(b)), such additional amount or amounts as will compensate such Lender or such holding company for any such reduction suffered.

(c)           Delay in Requests.  Subject to Section 3.6, failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation.

(d)           Reserves on Eurocurrency Rate Loans.  The Company shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.5          Funding Losses.  Within 10 days after written demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan of such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a prepayment or borrowing of Base Rate Loans or Canadian Prime Rate Loans) on the date or in the amount notified by such Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 9.12,

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (including any customary administrative fees charged by such Lender in connection with the foregoing, but excluding any loss of anticipated profits).

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.6          Matters Applicable to all Requests for Compensation.

(a)           Each demand or request by the Administrative Agent or any Lender claiming compensation under this Article III shall be accompanied by a certificate setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder, which certificate shall be conclusive in the absence of demonstrable error.  In determining such amount, the Administrative Agent or a Lender may use any reasonable averaging and attribution methods.

(b)           Upon any Lender’s making a claim for compensation under Section 3.1 or Section 3.4, the Company may remove or replace such Lender in accordance with Section 9.12.

(c)           Any Lender claiming any additional amounts payable pursuant to Section 3.1 or Section 3.4, or exercising its rights under Section 3.2, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(d)           If any Lender fails to notify the Company and the Administrative Agent within 120 days after it obtains actual knowledge of any such additional amount payable by a Borrower pursuant to Section 3.1 or 3.4(a) or (b) (such 120th day, the “Notice Date”), the Borrowers shall not be obligated to pay such additional amounts accruing during the period from the Notice Date to the date of delivery of such notice, provided that the failure to give such notice shall not affect any Borrower’s obligation to pay such additional amounts accrued prior to the Notice Date or after delivery of such notice.

3.7          Economic and Monetary Union in the European Community.

(i)            Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation and without prejudice to the liabilities for indebtedness of the Borrowers to the Lenders under or pursuant to this Agreement, each reference in this Agreement to a fixed amount or fixed amounts (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient fixed amount or fixed amounts (or an integral multiple thereof) in Euro as the Administrative Agent may from time to time specify.

(ii)           Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Company may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

3.8          Discretion of Lenders as to Manner of Funding.  Subject to Section 3.6(c), any Lender may cause a branch or affiliate of such Lender to fund or maintain any Loan made or to be made by such Lender hereunder or any Canadian Banker’s Acceptance to be made available by such Lender hereunder.

3.9          Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1          Conditions of Amendment and Restatement and Initial Credit Extension.  The effectiveness of this Agreement (the date of such effectiveness, the “Amendment Effective Date”) and the obligation of each Lender to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:

(a)           Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or in a .pdf or similar file (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Amendment Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           executed counterparts to the Subsidiary Guaranty;

(iii)          a Note signed by each Borrower that will have Loans outstanding on the Amendment Effective Date in favor of each Lender that has requested Notes;

(iv)          certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement and any other Loan Document to which the Company is a party; and a certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement and any other Loan Document to which the Company is a party, together with a sample of the true signature of each such officer;

(v)           a certificate of a Financial Officer of the Company certifying that, since December 31, 2010, no material adverse change has occurred in the business, assets, operations or condition of the Company and its Subsidiaries taken as a whole;

(vi)          the opinions of (A) Angela D. Lageson, Senior Vice President and General Counsel of the Company, and (B) Foley & Lardner LLP, Illinois counsel to the Borrowers; and

(vii)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           Evidence reasonably satisfactory to the Administrative Agent that all amounts due and payable by the Company or any of its Subsidiaries in respect of the Existing Agreement on or prior to the Amendment Effective Date have been (or concurrently with the effectiveness hereof will be) paid in full.

(c)           Any fees required to be paid by the Company in connection with this Agreement on or before the Amendment Effective Date shall have been paid.

(d)           Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoices were presented to the Company reasonably in advance of the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

The certificate and opinions referred to in subsections (iv) and (vi) above shall be dated no more than ten Business Days before the date of the first Credit Extension hereunder.  Without limiting the generality of the provisions or the last paragraph of Section 8.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4.2          Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (including the initial Credit Extension) is subject to the following conditions precedent:

(a)           The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(b)           No Event of Default or Default shall exist, or would result from such proposed Credit Extension.

(c)           The representations and warranties of the Borrowers contained in Article V (excluding, at any time the rating of the Company’s long term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, the Company’s corporate or similar rating) is either “BBB” or better by S&P or “Baa2” or better by Moody’s, the representations and warranties made in Sections 5.4(c) and 5.5) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(d)           After giving effect to such Credit Extension, (i) the Total Outstandings will not exceed the Aggregate Commitments and (ii) no applicable Sublimit or other limitation on Credit Extensions hereunder shall have been exceeded.

(e)           The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

4.3          Condition to Borrowing Subsidiary Credit Extensions.  The obligation of any related Borrowing Subsidiary Lender to make a Borrowing Subsidiary Loan on the occasion of the first Borrowing by a Borrowing Subsidiary is subject to the satisfaction of the condition that the Administrative Agent shall have received the following:

(a)           a Note in the applicable form payable to such Lender signed by such Borrowing Subsidiary, if required by a related Borrowing Subsidiary Lender;

(b)           all documents as shall reasonably demonstrate the existence of such Borrowing Subsidiary, the organizational power and authority of such Borrowing Subsidiary to enter into and the validity with respect to such Borrowing Subsidiary of this Agreement and the other Loan Documents and any other matters relevant hereto (including opinion(s) of counsel as to the matters set forth on Schedule 4.3), all in form and substance reasonably satisfactory to the Administrative Agent; and

(c)           any Governmental Authority and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Borrowing Subsidiary.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company and, to the extent applicable thereto, the other Borrowers represent and warrant to the Lenders and the Administrative Agent that:

5.1          Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and, except to the extent that the failure to have the same could not reasonably be expected to have a Material Adverse Effect, has all corporate powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b)           Pentair Germany, for so long as it is a Borrower hereunder, is a limited liability company duly organized and validly existing under the laws of Germany, with its seat in Straubenhardt, Germany and registered in the Handelsregister in the Amtsgericht Mannheim under file number HRB-701425.

(c)           Pentair Global, for so long as it is a Borrower hereunder, is a limited liability company duly organized and validly existing under the laws of Luxembourg and has all organizational powers and, except to the extent that the failure to have the same could not reasonably be expected to have a Material Adverse Effect, all Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(d)           Pentair Canada, for so long as it is a Borrower hereunder, is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario, Canada.

(e)           Pentair UK, for so long as it is a Borrower hereunder, is a limited company duly incorporated under the laws of England and Wales, has been in continuous and unbroken existence since the date of its incorporation, and no action is currently being taken by the Registrar of Companies for striking Pentair UK off the register and dissolving it as defunct.

(f)            Pentair Bermuda, for so long as it is a Borrower hereunder, is an exempted partnership duly organized and validly existing under the laws of Bermuda.

(g)           Pentair Netherlands, for so long as it is a Borrower hereunder, is a ‘besloten vennootschap met beperkte aansprakelijkheid’ (a private company with limited liability) duly organized and validly existing under the laws of the Netherlands.

(h)           Each Borrowing Subsidiary that becomes such after the date hereof is a Person duly organized and validly existing under the laws of its jurisdiction of organization.

5.2          Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Borrowers of this Agreement and the Notes are within their respective corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any Governmental Authority (other than informational filings with the SEC) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents of any Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Borrower or result in the creation or imposition of any Lien (other than under the Loan Documents) on any asset of the Company or any of its Subsidiaries (including any Borrower).

5.3          Binding Effect.  This Agreement constitutes a valid and binding agreement of each of the Borrowers, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the respective Borrowers enforceable against the Borrowers in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting creditors’ rights generally and general principles of equity.

5.4          Financial Information.

(a)           The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries at December 31, 2010, and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Company’s annual report for the year ended December 31, 2010, as filed with the SEC on Form 10-K, a copy of which has been made available to each Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

(b)           The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries at April 2, 2011 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended April 2, 2011 as filed with the SEC on Form 10-Q, a copy of which has been made available to each Lender, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 5.4(a) (except as otherwise expressly noted therein), the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments and the absence of footnotes).

(c)           Since December 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole.

5.5          Litigation.  Except as may otherwise be disclosed in the report of the Company on Form 10-Q described in Section 5.4(b), there is no action, suit or proceeding pending, or to the knowledge of any of the Borrowers threatened in writing, against any of the Borrowers or any of their respective Subsidiaries before any Governmental Authority or arbitrator in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or which in any manner questions the validity of this Agreement or the Notes.

5.6          Compliance with ERISA.  Each of the Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted), other than failures to fund or comply or the incurrence of liabilities to the PBGC or any Plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7          Taxes.  The Borrowers and their respective Subsidiaries have filed all United States federal income tax returns, and all other material federal, foreign, state and local income, excise and other material tax returns, which are required to be filed by them and have paid or made provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by any Borrower or any of its Subsidiaries, except (a) taxes which are not overdue by more than thirty (30) days and (b) taxes, if any, that are being contested in good faith and for which adequate reserves have been provided.  The federal income tax liability, if any, of the Borrowers and their respective Subsidiaries has been examined by the IRS (or the IRS has expressly informed the Company that no such examination is anticipated) and paid for all years prior to and including the fiscal year ended December 31, 2004.

5.8          Subsidiaries.  Without limiting any representation or warranty set forth in Section 5.1, each Subsidiary is a Person duly organized, validly existing and, to the extent such concept is applicable in the jurisdiction of organization of such Subsidiary, in good standing under the laws of its jurisdiction of organization and has all requisite powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9          Not an Investment Company.  None of the Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940.

5.10        Environmental Matters.  The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on business, operations and properties of the Company and its Subsidiaries, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries taken as a whole.

5.11        Use of Proceeds.  The Borrowers will use the proceeds of the Credit Extensions solely for the purposes described in Section 6.7.

ARTICLE VI
COVENANTS

The Borrowers agree that so long as any Lender has any Commitment hereunder or any amount payable by any Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized):

6.1          Information.  The Company will deliver to the Administrative Agent (and, upon receipt, the Administrative Agent will promptly deliver to each of the Lenders):

(a)           within five Business Days after the date on which the Company files such documents with the SEC, but in no event later than 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the SEC and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b)           within five Business Days after the date on which the Company files such documents with the SEC, but in no event later than 45 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified by a Senior Financial Officer as fairly presenting in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of the Company and the Consolidated Subsidiaries;

(c)           simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of a Senior Financial Officer (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 6.2 and 6.3 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Default and, if any such event then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)           forthwith upon the occurrence of any Responsible Officer obtaining knowledge of any Event of Default or Default, a certificate of the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(e)           promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(f)            promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K and 10-Q which the Company shall have filed with the SEC;

(g)           if and when the Company or ERISA Affiliate or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(h)           promptly upon obtaining knowledge thereof, notice of the commencement of any litigation or Governmental Authority proceeding affecting the Company or any Subsidiary (including pursuant to any applicable Environmental Law) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect;

(i)            promptly upon the public announcement thereof, notice of any change in any credit rating with respect to the Company by Moody’s or S&P; and

(j)            from time to time such additional information regarding the financial position or business of the Borrowers as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Sections 5.4 or 6.1(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date such documents are posted on the Company’s behalf on IntraLinks/IntraAgency, on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC), or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2          Maximum Leverage Ratio.  The Company shall not permit the Leverage Ratio as of the end of any period of four consecutive fiscal quarters of the Company to exceed (a) 4.00 to 1.00 on July 2, 2011, (b) 3.75 to 1.00 on October 1, 2011 and (c) 3.50 to 1.00 on the last day of each fiscal quarter of the Company thereafter.

6.3          Minimum Interest Coverage Ratio.  The Company shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter of the Company to be less than 3.00 to 1.00.

6.4          Negative Pledge.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

(a)           any Lien existing on the date of this Agreement and disclosed in the financial statements referred to in Section 5.4 or set forth in Schedule 6.4;

(b)           Liens imposed by Law for taxes, assessments or charges of any Governmental Authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

(c)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d)           Liens (other than any Lien imposed under ERISA) consisting of pledges or deposits in the ordinary course of business (i) required in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers to secure obligations with respect to casualty or liability insurance maintained by the Company or any of its Subsidiaries;

(e)           Liens on property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(f)            Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (x) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (y) the aggregate amount secured by all such Liens does not at any time exceed the greater of (i) US$25,000,000 and (ii) 0.5% of the Company’s consolidated total assets;

(g)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h)           Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such leases are otherwise permitted hereunder;

(i)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(j)            Liens arising in connection with Securitization Transactions; provided that the aggregate investment or claim held at any time by all unaffiliated purchasers, assignees or other transferees of (or of interests in) receivables, financial assets and other rights to payment in all Securitization Transactions shall not at any time exceed in the aggregate US$250,000,000;

(k)           Liens on property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary and/or any other Foreign Subsidiary that is permitted under Section 6.6;

(l)            any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition (by merger or otherwise) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than any Lien on the equity interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; and (ii) the Debt or other obligation secured thereby is not prohibited by Section 6.6;

(m)          Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Material Subsidiaries in the ordinary course of business;

(n)           Liens solely on cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(o)           Liens securing reimbursement obligations incurred in the ordinary course of business for trade letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, that are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(p)           Liens incurred in the ordinary course of business in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)           leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiary and do not secure any Debt;

(r)            Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection;

(s)           options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement;

(t)            rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement;

(u)           any Lien arising under any Loan Document;

(v)           any extension, renewal or substitution of or for any Lien described in clause (a) or (l) above, in each case (A) to the extent that the amount of the Debt or other obligation secured by the applicable Lien shall not exceed the amount of the Debt or other obligation existing immediately prior to such extension, renewal or substitution and (B) so long as the scope of the property subject to such Lien is not increased; and

(w)          in addition to Liens permitted by subsections (a) through (v) above, any other Lien securing obligations in a Dollar Equivalent amount at the time of creation thereof that, in the aggregate with the outstanding amount of all other Debt and other obligations then secured pursuant to this clause (w), does not exceed 12.5% of Consolidated Shareholders’ Equity as shown on the then most recent consolidated financial statements of the Company delivered to the Administrative Agent pursuant to Section 6.1 of this Agreement.

Any lien permitted above under this Section 6.4 on any property may extend to identifiable proceeds of such property.

6.5          Consolidations, Mergers and Sales of Assets; Acquisitions.

(a)           No Borrower will merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets as an entirety to any other non-affiliated Person unless:

(i)            in the case of a merger or consolidation, the Person surviving such transaction is the applicable Borrower; and

(ii)           immediately after giving effect to any such action, no Event of Default or Default shall have occurred and be continuing.

(b)           The Company will not, and will not permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.

6.6          Subsidiary Debt.  The Company will not permit any Subsidiary to incur any Debt if, after giving effect thereto, the aggregate amount of all Debt of all Subsidiaries (other than Excluded Debt) would exceed 20% of Consolidated Shareholders’ Equity as shown on the then most recent consolidated financial statements of the Company delivered to the Administrative Agent pursuant to Section 6.1.  For purposes of this Agreement, “Excluded Debt” means:

(a)           Debt arising under Securitization Transactions in an aggregate amount not exceeding US$250,000,000;

(b)           Debt under the Loan Documents;

(c)           Debt existing as of the Amendment Effective Date and identified on Schedule 6.6 and extensions, renewals and replacements of such Debt (including Guarantees in respect of such Debt as so extended, renewed or replaced) to the extent such extensions, renewals and replacements do not increase the principal amount thereof;

(d)           so long as the Subsidiary Guaranty is in effect, Debt arising under unsecured guaranties of other Senior Debt of the Company;

(e)           Debt of a Subsidiary owed to the Company or another Subsidiary;

(f)            Debt incurred as an account party in respect of any trade letter of credit;

(g)           deferred compensation owed to employees incurred in the ordinary course of business;

(h)           to the extent constituting Debt,  obligations with respect to deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;

(i)            to the extent constituting Debt, obligations incurred in respect of cash management services, netting services, overdraft protection and similar arrangements and hedging transactions with a term not exceeding two years, in each case in the ordinary course of business;

(j)            Debt constituting reimbursement obligations with respect to letters of credit issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations relating to regarding workers’ compensation claims incurred in the ordinary course of business;

(k)           obligations in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business; and

(l)            Debt that has maturities and other terms, and is subordinated to the Obligations in a manner, satisfactory to the Required Lenders.

6.7          Use of Proceeds.  The proceeds of the Loans will be used by the Borrowers to refinance indebtedness, for commercial paper back-up, for working capital, capital expenditures and for all other general corporate purposes (including Permitted Acquisitions).  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” in violation of Regulation U of the FRB.

6.8          Compliance with Contractual Obligations and Law.  The Company shall, and shall cause each Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

6.9          Securitization Transactions.  The Company shall not, and shall not permit any Subsidiary to, permit the aggregate outstanding investment or claim held by unaffiliated purchasers, assignees or transferees of (or of interests in) receivables of the Company and its Subsidiaries in connection with Securitization Transactions to exceed a Dollar Equivalent amount of US$250,000,000.

6.10        Insurance.  The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (and/or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and covering similar properties in the same or similar localities, of such types, with such deductibles, covering such risks and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.11        Ownership of Borrowers.  The Company shall at all times own and control, directly or indirectly, all of the equity interests (other than directors’ qualifying shares and other than as may be required by law) of each of the other Borrowers (unless, in the case of any such Borrower, such Borrower has paid all of its obligations hereunder and notified the Administrative Agent that it shall no longer be a “Borrower” hereunder and has ceased to be a party hereto pursuant to Section 2.16).

6.12        Subsidiary Guaranty.  The Company will take, and will cause its Subsidiaries to take, such actions as are reasonably necessary or as the Administrative Agent may reasonably request (including delivery of authorization documents and customary opinions of counsel) so that (subject to the provisos below) as of each Test Date all of the Company’s obligations hereunder are guaranteed by Subsidiaries (other than Excluded Subsidiaries) that, in the aggregate together with the Company, own 90% or more of the consolidated assets of the Company and its Subsidiaries (other than the Excluded Subsidiaries) and earned 90% or more of the consolidated revenue of the Company and its Subsidiaries (other than the Excluded Subsidiaries) during the most recent period of four consecutive fiscal quarters (excluding the revenues of any Subsidiary or business unit that has been divested or liquidated on or prior to any date of determination and after giving effect to the elimination of intercompany items), in each case pursuant to the Subsidiary Guaranty; provided that the provisions of this Section 6.12 shall cease to be effective (and thereafter, except as provided in the following proviso, no Subsidiary shall be obligated to guarantee the Company’s obligations hereunder) on the first date after the date hereof on which the Company’s long term senior unsecured public Debt without third party credit enhancement has a rating (or, if no such Debt is outstanding, the Company has a corporate or similar rating) of BBB or better by S&P and Baa2 or better by Moody’s; provided, further, that if at any time after the event described in the foregoing proviso, any one or more Subsidiaries guarantee Debt of the Company (other than Excluded Debt) that in the aggregate exceeds the Dollar Equivalent of $100,000,000, then (and for so long as such guarantee remains in effect) each such Subsidiary that guarantees any such Debt shall also guarantee the obligations of the Company hereunder on a pari passu basis.

6.13        Investments in Subsidiaries.  The Company shall not, and shall not permit any Subsidiary Guarantor to, make any investment (as defined below) in any non-wholly owned Subsidiary (other than a Foreign Subsidiary) that is a joint venture or similar Person and that is not a Subsidiary Guarantor if, immediately after giving effect to such investment, the aggregate amount of all such investments made after the Amendment Effective Date would exceed 7.5% of Consolidated Shareholders’ Equity as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to subsection 6.1(a) or (b).  The calculation set forth in the immediately preceding sentence shall be made without regard to investments in any Subsidiary that, at the time of such calculation, is (or contemporaneously will become) a Subsidiary Guarantor, but shall include investments in any Subsidiary that, at the time of such investment, was a Subsidiary Guarantor but is not, at the time of such calculation, a Subsidiary Guarantor.

For purposes of this Section 6.13, “investment” means, with respect to any Person, any capital contribution (including by way of forgiveness or capitalization of Debt, but excluding (i) any forgiveness of intercompany liabilities of a Subsidiary at the time of, or in contemplation of, a disposition of such Subsidiary or of a substantial part of such Subsidiary’s assets, and (ii) the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-off or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Company) made by such Person to any other Person, any loan or advance made by such Person to any other Person, the issuance by such Person of any Guarantee with respect to financial obligations of any other Person or any other transaction having substantially the same economic effect as any of the foregoing, excluding (a) any sale or lease of goods or the performance of any services on arm’s length terms and (b) the performance of services customarily provided by a parent company to its Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Company and the other Loan Parties.  For purposes of this Section 6.13, the amount of any investment shall be (i) in the case of a capital contribution, the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by the Company), reduced by the amount of any cash equity return, (ii) in the case of a loan or advance, the amount thereof, reduced by cash repayments of loans and advances (and without regard to any write-down or write-off thereof, other than any write-down or write-off described in the first sentence of this paragraph) and (iii) in the case of a Guarantee, the Person’s reasonably anticipated liability in respect thereof.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

7.1          Events of Default.  If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)           any of the Borrowers shall fail to pay within two Business Days of the date due any principal of any Loan; or any of the Borrowers shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

(b)           any of the Borrowers shall fail to observe or perform any covenant contained in Sections 6.2 to 6.7, inclusive, or Section 6.9;

(c)           any of the Borrowers shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) if the Company fails to promptly notify the Administrative Agent and the Lenders of such failure as required by Section 6.1(d), the date on which the chief executive officer, the chief financial officer, the chief accounting officer or the vice president-treasurer of the Company had actual knowledge of such failure;

(d)           any representation, warranty, certification or statement made by any of the Borrowers in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(e)           the Company or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof; provided that any such failure relating to a Material Financial Obligation that was the Debt of a Person acquired by the Company or any of its Subsidiaries and which was assumed by the Company or such Subsidiary as part of such acquisition shall not constitute an Event of Default or Default pursuant to this clause (e) so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition;

(f)            the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

(h)           the Company or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of US$1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Company or ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds US$75,000,000; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities in an aggregate amount exceeding

US$75,000,000; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding shall exceed US$75,000,000, and such proceeding shall not have been dismissed within 30 days;

(i)            a judgment or order for the payment of money in excess of a Dollar Equivalent amount of US$75,000,000 shall be rendered against any Borrower or any of its Subsidiaries (net of insurance proceeds in the event a solvent insurer with an investment grade long term bond rating has acknowledged in writing its obligation to satisfy such judgment) and such judgment or order is not within 60 days of the entry thereof bonded, discharged or stayed;

(j)            any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company;

(k)           a majority of the members of the Board of Directors of the Company ceases to be individuals who (i) were members of the Board of Directors of the Company as of the Amendment Effective Date or (ii) were nominated or appointed to be members of such Board by a majority of the members of such Board who, at the time of such nomination or appointment, were individuals described in the foregoing clause (i) or this clause (ii);

(l)            except as otherwise expressly permitted under the Loan Documents (i) this Agreement, the Notes or any other document executed in connection herewith, at any time after its execution and delivery, ceases to be in full force and effect against any applicable Loan Party; (ii) any Borrower or any other Person acting on behalf of any Borrower contests in any manner the validity or enforceability of any such document against any applicable Loan Party; or (iii) any Borrower or any other Person acting on behalf of any Borrower denies that it has any or further liability or obligation under any such document, or purports to revoke, terminate or rescind any such document; or

(m)          at any time during which the Subsidiary Guaranty is required to be in effect pursuant to Section 6.12, the Subsidiary Guaranty shall cease to be in full force and effect with respect to any Subsidiary Guarantor (other than as a result of such Subsidiary Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted hereunder and except as otherwise permitted hereunder and/or under the Subsidiary Guaranty), any Subsidiary Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty, or any Subsidiary Guarantor (or any Person by, through or on behalf of such Subsidiary Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty with respect to such Subsidiary Guarantor;

then, and in any such event,

(i)            in the case of any Event of Default specified in subsection (f) or (g) above, without any notice to the Borrowers or any other act by the Administrative Agent or any Lender, the Commitments shall immediately terminate and the Loans and all other obligations of the Borrowers hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and

(ii)           in the case of any other Event of Default, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrowers (with a copy to all Lenders), terminate the Commitments, which shall thereupon immediately terminate, and/or (ii) if requested by the Required Lenders, by notice to the Borrowers (with a copy to all Lenders), declare the Loans and all other obligations of the Borrowers hereunder to be, and the Loans and such obligations shall thereupon become, immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2          Notice of Default.  The Administrative Agent shall give notice to the Borrowers under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

7.3          Cash Collateral.  In addition to the remedies specified above, if any Event of Default described in Section 7.1(f) or (g) shall have occurred, or if any other Event of Default described in Section 7.1 shall have occurred and be continuing and the Administrative Agent shall (at the request of the Required Lenders) have demanded that the Borrowers provide Cash Collateral for the L/C Obligations and the Canadian Bankers’ Acceptances, the Company shall pay to the Administrative Agent an amount equal to the then outstanding L/C Obligations and Canadian Bankers’ Acceptances.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, an Issuing Bank or a Swing Line Lender, the Company shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  Such payment shall be in Same Day Funds which shall be held by the Administrative Agent in a cash collateral account until all outstanding Letters of Credit are terminated without payment or are paid and all Canadian Bankers’ Acceptances are paid.  In the event the Company defaults in the payment of any L/C Obligations or Canadian Bankers’ Acceptances, the proceeds of the cash collateral account shall be applied to the payment thereof.  The Company acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Company to pay immediately to the Administrative Agent the amount provided under this Section 7.3, and that the Administrative Agent and the Lenders shall have the right to require the Company to perform specifically such undertaking whether or not any of the L/C Obligations or Canadian Bankers’ Acceptances are due and payable.

ARTICLE VIII
ADMINISTRATIVE AGENT

8.1          Appointment and Authority.

Each Lender irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.

8.2          Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3          Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.1 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6          Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, the Swing Line Lenders and the Company.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed), which successor shall be a bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and, if required, consented to by the Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor

Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 8.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.6).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 8.6 may also, at Bank of America’s option, constitute its resignation as an Issuing Bank and Banc of America Securities Limited’s resignation as Euro Swing Line Lender.  In that case, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring Issuing Bank and Euro Swing Line Lender, (b) the retiring Issuing Bank and Euro Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents as an Issuing Bank and a Swing Line Lender, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

8.7          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Arranger, Syndication Agent or Person named or listed on the cover page hereof or in the preamble hereto as a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuing Bank hereunder.

8.9          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.5, 2.10 and 10.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.10        Subsidiary Guaranty Matters.  (a)  The Company may from time to time designate any Subsidiary as a Subsidiary Guarantor (regardless of whether the Company is required to make such designation pursuant to Section 6.12) by delivering to the Administrative Agent (i) a counterpart of (or appropriate signature page to) the Subsidiary Guaranty signed by such Subsidiary and (ii) documents of the types described in clauses (iv), (vi) and (vii) of Section 4.1(a), whereupon such Subsidiary shall immediately, and without any further action, become a Subsidiary Guarantor.

(b)           The Administrative Agent shall (and the Lenders irrevocably authorize the Administrative Agent to) from time to time, upon request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon request of the Company so long as (A) no Default or Event of Default exists or would result therefrom, (B) after giving effect to such release, the Company will be in compliance with Section 6.12 and (C)  the Company shall have delivered a certificate to the Administrative Agent (on which the Administrative Agent may rely conclusively absent written notice to the contrary) confirming the matters referred to in the preceding clauses (A) and (B) (and, unless the Subsidiary Guaranty has been terminated pursuant to the proviso to the first sentence of Section 6.12, setting forth in reasonable detail a calculation demonstrating compliance with such clause (B)).  Upon request by the Administrative Agent any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 8.10.  The Administrative Agent agrees to promptly execute and deliver to the Company all documents reasonably required to evidence any release permitted under this Section 8.10.

8.11        Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and its Related Parties (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any such Person of any portion of the Indemnified Liabilities to the extent resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the reasonable fees and changes of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, due diligence, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is entitled to be, and is not, reimbursed for such expenses by or on behalf of the Borrowers.  The undertakings in this Section 8.11 shall survive the termination hereof and the resignation or replacement of the Administrative Agent.

8.12        Funding Reliance.

(a)           Unless the Administrative Agent receives notice from a Lender by noon on the day of a proposed Borrowing that such Lender will not make available to the Administrative Agent an amount equal to its Pro Rata Share (if any) of any Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower.  If and to the extent such Lender has not made such amount available to the Administrative Agent, such Lender and the applicable Borrower jointly and severally agree to repay such amount to the Administrative Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans included in such Borrowing or, in the case of any Lender which repays such amount within three Business Days, (i) in the case of a

Loan in US Dollars, the Federal Funds Rate, or (ii) in the case of a Loan in any other currency, the Overnight Rate (together with, in each case, such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time).  Nothing set forth in this clause (a) shall relieve any Lender of any obligation it may have to make any Loan hereunder.

(b)           Unless the Administrative Agent receives notice from any Borrower prior to the due date for any payment hereunder payable by such Borrower to the Administrative Agent for the account of the Lenders that such Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment.  If and to the extent that such Borrower has not made any such payment to the Administrative Agent, each Lender which received a share of such payment shall repay such share (or the relevant portion thereof) to the Administrative Agent forthwith on demand, together with interest thereon at (i) in the case of any amount denominated in US Dollars, the Federal Funds Rate, or (ii) in the case of any amount denominated in any other currency, the Overnight Rate.  Nothing set forth in this clause (b) shall relieve any Borrower of any obligation it may have to make any payment hereunder.

8.13        Withholding Tax.

(a)           If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN (or any applicable successor form) to the Administrative Agent and such Lender sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the obligations of the Company to such Lender.  To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN (or such successor form) as no longer valid, and such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(b)           If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI (or any applicable successor form) with the Administrative Agent sells, assigns, grants a participation in or otherwise transfers all or part of the obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(c)           If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If any forms or other documentation required by Section 3.1(e) are not delivered to the Administrative Agent by any Lender, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax.

ARTICLE IX
MISCELLANEOUS

9.1          Amendments, Etc.  No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the written request or direction of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and any such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) no such amendment or waiver shall do any of the following:

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.1) or subject any Lender to any additional obligations without the written consent of such Lender;

(ii)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or letter of credit fees at the Default Rate;

(iv)          change Section 2.14 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)           amend the definition of “Available Currency” without the written consent of each Lender;

(vi)          change any provision of this Section 9.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vii)         release the guaranty set forth in Article X, or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, without the written consent of each Lender;

and, provided, further, that (i) no amendment or waiver shall, unless in writing and signed by an Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment or waiver shall, unless in writing and signed by a Swing

Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment or waiver shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 9.6(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender that has any Loan that is funded by an SPC at the time of such amendment or waiver.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment or waiver hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

9.2          Notices and Other Communications; Facsimile Copies.

(a)           Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or (subject to Section 9.2(c) below) electronic mail address specified for notices on Schedule 9.2(a) or (i) in the case of a Lender, its Administrative Questionnaire; (ii) in the case of any Loan Party, to such other address as shall be designated by such Loan Party in a notice to the Administrative Agent and the Lenders; (iii) in the case of the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties; or (iv) in the case of any other party, to such other address as shall be designated by such party in a notice to the Company and the Administrative Agent.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.2(c) below), as provided in Section 9.2(c) below; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.2(a), it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)           Loan Documents may be transmitted and/or signed by facsimile or e-mail (in PDF).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or e-mail (PDF) document or signature.

(c)           Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           INTRALINKS OR ANOTHER SIMILAR ELECTRONIC SYSTEM (the “Platform”) IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE COMPANY FROM TIME TO TIME HEREUNDER (the “Borrower Materials”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability, in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, to any Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Each of the Borrowers, the Administrative Agent, each Issuing Bank and each Swing Line Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Agreement.  Each other Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Issuing Banks and the Swing Line Lenders in accordance with this Agreement.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent to such Lender and (ii) accurate wire instructions for such Lender.

(f)            The Administrative Agent, the Issuing Banks, the Swing Line Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, each Issuing Bank, each Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.3          No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.4          Expenses; Indemnity; Damage Waiver.

(a)           The Borrowers shall pay promptly after demand (i) all reasonable and documented expenses of the Administrative Agent, the Syndication Agents and the Arrangers, including the reasonable and documented fees and charges of a single joint counsel for the Administrative Agent, the Syndication Agents and the Arrangers in connection with the preparation, execution and delivery of this Agreement, any waiver or consent hereunder or any amendment hereof and any Default or Event of Default by any Borrower hereunder and (ii) if an Event of Default occurs and is continuing, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Lender and each Issuing Bank, including fees and disbursements of counsel for the Administrative Agent, each Lender and each Issuing Bank (who may be employees of the Administrative Agent or such Lender or such Issuing Bank), in connection with such Default or Event of Default and collection and other enforcement proceedings resulting therefrom.  The respective Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Note.

(b)           The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Syndication Agent, each Arranger, each Lender and each Issuing Bank,

and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and charges of one counsel representing all Indemnitees, except in each case to the extent such counsel reasonably determined that a conflict of interest exists) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the resignation or replacement of the Administrative Agent or the replacement of any Lender) arise out of or result from an action, suit, proceeding (including any insolvency or appellate proceeding) or claim asserted against any such Indemnitee directly relating to this Agreement or any document contemplated hereby, the transactions contemplated hereby or the use of the proceeds of any Credit Extension, whether or not any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall not be liable to any Indemnitee for any portion of such Indemnified Liabilities resulting from (i) such Indemnitee’s gross negligence or willful misconduct, (ii) a breach by an Indemnitee of Section 9.7, (iii) disputes solely among Indemnitees, (iv) the use by an Indemnitee of confidential information in a manner that violates any federal or state securities law, (v) customary expenses for a Lender in connection with review of credit documentation and the closing of this Agreement or (vi) a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

(c)           To the extent that a Borrower or the Company (as applicable) for any reason fails to indefeasibly pay any amount required under Section 9.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Section 9.4(c) are subject to the provisions of Section 2.13(d).

(d)           To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 9.4(b) shall be liable for any damages arising from the use by others of information or other materials obtained through the online digital workspace owned by Intralinks, Inc.

(e)           All amounts due under this Section 9.4 shall be payable not later than 15 days after demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

(f)            The agreements in this Section 9.4 shall survive the resignation of the Administrative Agent and any Issuing Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.5          Payments Set Aside.  To the extent that a Borrower makes a payment to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (based on the portion of the applicable payment or proceeds it received) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.6          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.6(b), (ii) by way of participation in accordance with the provisions of Section 9.6(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(f), or (iv) to an SPC in accordance with the provisions of Section 9.6(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans (including for purposes of this Section 9.6(b), participations in L/C Obligations, in Borrowing Subsidiary Loans, in Canadian Banker’s Acceptances and in Swing Line Loans) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default exists at such time, the Company otherwise consents (which consent shall not be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of their respective Swing Line Loans;

(iii)          any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Banks, the Swing Line Lenders and so long as no Event of Default exists at such time, the Company (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)          no Lender that has a Borrowing Subsidiary Commitment may assign all of its rights and obligations hereunder unless (x) the assignee assumes such Borrowing Subsidiary Commitment, or (y) such Lender has made arrangements acceptable to the Company and the Administrative Agent to cause one or more other Lenders to assume the entire amount of such Borrowing Subsidiary Commitment or (z) the Company, in its sole discretion, consents to such assignment;

(v)           no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender.

(vi)          in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and

(vii)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that (x) such fee shall be waived in the case of an assignment to an Affiliate of the assigning Lender and (y) the Administrative Agent may, in its sole and complete discretion, waive such fee in any other instance.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower shall execute and deliver each applicable Note to the assignee Lender at such assignee Lender’s expense.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrowers and the Issuing Banks at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith, and any Borrower, may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Borrowing Subsidiary Loans, Canadian Banker’s Acceptances and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant.  Subject to Section 9.6(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations set forth in Sections 3.1, 3.4, and 3.5, including the requirements under Section 3.1(e) (it being understood that the documentation required under Section 3.1(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of (and agrees to) the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.1(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the central bank of another country; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Such Federal Reserve Bank or other central bank may enforce such pledge or security interest in any manner permitted by applicable Law; provided that any foreclosure or similar action to such holders, trustee or representative shall be subject to the provisions of this Section 9.6 concerning assignments.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(d)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.1 and 3.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all such liabilities being the obligation of the Granting Lender), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent if the SPC is a Lender or an Affiliate of a Lender or an Approved Fund, and with the payment of a processing fee of $3,500 assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC; provided that the processing fee shall be waived if the SPC is an Affiliate of the assigning Lender.

9.7          Confidentiality.  Each Lender agrees to maintain, and to cause its Affiliates to maintain, the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or any of its Affiliates or (ii) was or becomes available on a non-confidential basis from a source other than the Company and its Subsidiaries so long as such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such Lender or any of its Affiliates; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Eligible Assignee, actual or potential (or their respective professional advisors), or to any counterparty (or its professional advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations as a Lender under this Agreement, actual or potential, so long as such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliates, as expressly permitted under the terms of any other document or agreement to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (I) to its Affiliates so long as each such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement).  Each of the Administrative Agent and each Lender acknowledges that (a) the information provided hereunder may include material non-public information concerning the Company or a Subsidiary, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

9.8          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.9          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10        Integration.  This Agreement, together with the other Loan Documents and any related fee letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.11        Severability.  Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an Issuing Bank or a Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.12        Replacement or Removal of Lenders.  If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice (a “Replacement Notice”) to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid (or caused to be paid) to the Administrative Agent, if applicable, the assignment fee specified in Section 9.6(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior to receipt by such Lender of the applicable Replacement Notice, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if a Lender demands payment at any time pursuant to Section 3.1 and/or Section 3.4, then the Company may terminate such Lender’s Commitment hereunder, provided that (i) no Event of Default shall have occurred and be continuing at the time of such Commitment termination and (ii) the Lender has been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender).  In no event shall the termination of a Lender’s Commitment in accordance with this Section impair or otherwise affect the obligation of the Company to make the payments demanded by such Lender in accordance with Section 3.1 and/or Section 3.4.

9.13        Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s applicable office on the Business Day preceding that on which final judgment is given.  The obligation of any Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the total of (a) the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amount shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

9.14        Borrowers’ Agent.  Each Borrower hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto.  In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrower solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrower.  Neither the Company nor any of its respective directors, officers, agents or employees shall be liable to any other Borrower for any action taken or not taken by it in connection herewith (i) with the consent or at the request of such Borrower or (ii) in the absence of its own gross negligence or willful misconduct.  No Person other than the Company (and its authorized directors, officers, agents and employees) may act as agent for the Borrowers hereunder without the written consent of the Administrative Agent.

9.15        Governing Law.

(i)            THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT PROVIDE FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(ii)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES

PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.16        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.17        USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

9.18        No Fiduciary or Implied Duties.  The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as Administrative Agent, Bank of America (or any successor thereto) will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties.  Each Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

9.19        Amendments Effecting a Maturity Extension.  Notwithstanding any other provision of this Agreement to the contrary:

(a)           The Company may, by written notice to the Administrative Agent (which shall forward such notice to all applicable Lenders) make an offer (each such offer, a “Loan Modification Offer”) to all of the Lenders to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) reduce, eliminate or otherwise modify the scheduled amortization of the applicable Loans of the Accepting Lenders, (ii) increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees or other consideration to the Accepting Lenders, and/or (iii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 9.1) to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of the Administrative Agent and the Company.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Company, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of the Company to enter into and perform its obligations under the Loan Modification Agreement.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.  The Company may effectuate no more than one Loan Modification Agreement during the term of this Agreement.

(b)           This Section shall supersede any provisions of this Agreement to the contrary, including Section 2.14 or 9.1, it being understood, however, that nothing in this Section shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 9.1 (including any amendment effectuated simultaneously with any Permitted Amendment).

9.20        Dutch Banking Act.  Notwithstanding any provision hereof to the contrary, no Lender shall at any time have a Borrowing Subsidiary Commitment of less than a Dollar Equivalent of 50,000 Euro to a Subsidiary Borrower that is incorporated or organized under Dutch law (a “Dutch Borrower”) unless such Lender shall have delivered to such Dutch Borrower and the Administrative Agent a certificate confirming that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and any Lender delivering such a certificate will from time to time take such steps as such Dutch Borrower may reasonably request to verify its status as such a professional market party

ARTICLE X
GUARANTY

10.1        Guaranty.  The Company hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each other Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each other Borrower hereunder.  Upon failure by any such Borrower to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

10.2        Guaranty Unconditional.  The obligations of the Company under this Article X shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower (other than any express written settlement, compromise, waiver or release in favor the Company in its capacity as a guarantor under this Article X) under this Agreement or any Note, by operation of law or otherwise;

(ii)           any modification or amendment of or supplement to this Agreement (other than this Article X and the defined terms used herein) or any Note;

(iii)          any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower (other than the Company) under this Agreement or any Note;

(iv)          any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or such Borrower’s assets or any resulting release or discharge of any obligation of any Borrower (other than the Company) contained in this Agreement or any Note;

(v)           the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)          any invalidity or unenforceability relating to or against any Borrower (other than the Company) for any reason of this Agreement or any Note, or any provision of applicable Law or regulation purporting to prohibit the payment by any Borrower (other than the Company) of the principal of or interest on any Loan or any other amount payable by any other Borrower under this Agreement; or

(vii)         any other act or omission to act or delay of any kind by any other Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations as guarantor hereunder;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

10.3        Discharge only upon Payment in Full; Reinstatement in Certain Circumstances.  The Company’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower (other than the Company) under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

10.4        Waiver by Company.  The Company irrevocably waives acceptance hereof, presentment, demand (except as otherwise required in any Loan Document), protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

10.5        Subrogation.  Notwithstanding any payment made by or for the account of any other Borrower pursuant to this Article X, the Company shall not be subrogated to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of all principal of and interest on the Loans, all fees, all L/C Obligations and all other Obligations and other amounts payable hereunder.

10.6        Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrower (other than the Company) under this Agreement or any Note is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE XI
AMENDMENT AND RESTATEMENT; EXISTING AGREEMENT

11.1        Amendment and Restatement.  This Agreement amends, restates and replaces in its entirety the Existing Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein (except that any provision of the Existing Agreement that by its terms survives termination of the Existing Agreement shall continue in full force and effect for the benefit of the applicable parties to the Existing Agreement).  All indebtedness, liabilities and obligations under the Existing Agreement, including all promissory notes, if any, executed by the Borrowers pursuant thereto, are hereby renewed by this Agreement, the Notes and the other documents executed by the Borrowers pursuant to this Agreement and shall, from and after the Amendment Effective Date, be governed by this Agreement and such other documents.  The Borrowers represent and warrant that as of the date hereof there are no claims or offsets against, or defenses or counterclaims to, its obligations under this Agreement, the Existing Agreement or any of the other agreements, documents or instruments executed in connection herewith or therewith.  To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrowers waive any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Amendment Effective Date and relating to the Existing Agreement.

11.2        Existing Agreement.  Lenders which are parties to the Existing Agreement (and which constitute “Required Lenders” under and as defined in the Existing Agreement) hereby waive the three business days’ notice requirement set forth in Section 2.6 of the Existing Agreement for terminating the commitments under the Existing Agreement, and such Lenders and the Company agree that, subject to the Company’s payment of all amounts then payable under the Existing Agreement (whether or not then due), the commitments under the Existing Agreement shall be terminated on the Amendment Effective Date and replaced by the Commitments hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENTAIR, INC.

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Senior Vice President, General Counsel and Secretary

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR UK GROUP LIMITED,
as a Borrowing Subsidiary

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR CANADA INC.,
as a Borrowing Subsidiary

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Secretary

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR GERMANY GMBH,
as a Borrowing Subsidiary

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Geschäftsführer

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR GLOBAL SARL,
as a Borrowing Subsidiary

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Type A Manager

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR JANUS HOLDINGS,
as a Borrowing Subsidiary

By	/s/ Michael G. Meyer
Name Michael G. Meyer
Title Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PENTAIR NETHERLANDS B.V.,
as a Borrowing Subsidiary

By	/s/ Angela D. Lageson
Name Angela D. Lageson
Title Type B Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

BANK OF AMERICA, N.A.,
as Administrative Agent, as Issuing Bank and as a Lender

By	/s/ Gabriela Millhorn
Name Gabriela Millhorn
Title Managing Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

BANK OF AMERICA, N.A., CANADA BRANCH,
as Canadian Administrative Agent and as a Lender

By	/s/ Medina Sales De Andre
Name Medina Sales De Andre
Title Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

BANC OF AMERICA SECURITIES LIMITED,
as a Borrowing Subsidiary Lender and as Euro Swing Line Lender

By	/s/ Johanna Hartikainen
Name Johanna Hartikainen
Title Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A.,
as a Co-Syndication Agent and as a Lender

By	/s/ Michael B. Kelly
Name Michael B. Kelly
Title Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

U.S. BANK NATIONAL ASSOCIATION,
as a Co-Syndication Agent, as a Lender and as US Swing Line Lender

By	/s/ Carlos L. Lamboglia
Name Carlos L. Lamboglia
Title Assistant Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Co-Documentation Agent and as a Lender

By	/s/ Victor Pierzchalski
Name Victor Pierzchalski
Title Authorized Signatory

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

WELLS FARGO BANK, N.A.,
as a Co-Documentation Agent and as a Lender

By	/s/ Mark Holm
Name Mark Holm
Title Managing Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent and as a Lender

By	/s/ Michael Cortese
Name Michael Cortese
Title Assistant Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

BANK OF CHINA, LOS ANGELES BRANCH

By	/s/ Feng Chang
Name Feng Chang
Title FVP & Branch Manager

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

LLOYDS TSB BANK PLC

By	/s/ Richard Herder
Name Richard Herder
Title Managing Director

LLOYDS TSB BANK PLC

By:	/s/ Shane Klein
Name: Shane Klein
Title: Director Financial Institution KO42

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

ING BANK N.V., DUBLIN BRANCH

By	/s/ Maurice Kenny
Name Maurice Kenny
Title Director

By	/s/ Aldan Neil
Name Aldan Neil
Title Director

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

THE BANK OF NEW YORK MELLON

By	/s/ John T. Smathers
Name John T. Smathers
Title First Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

THE NORTHERN TRUST COMPANY

By	/s/ Sara Bravo
Name Sara Bravo
Title Second Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

BANK OF MONTREAL

By	/s/ Andrew K. Peterson
Name Andrew K. Peterson
Title Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

HSBC BANK USA, N.A.

By	/s/ Andrew Bicker
Name Andrew Bicker
Title Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By	/s/ Eric Y.S. Tsai
Name Eric Y.S. Tsai
Title V.P. & General Manager

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By	/s/ Oliver Hsu
Name Oliver Hsu
Title Vice President and General Manager

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY

By	/s/ Henry Hsieh
Name Henry Hsieh
Title Assistant Vice President

Pentair Fourth Amended and Restated

Credit Agreement Signature Page

SCHEDULE 1.1

PRICING SCHEDULE

The Applicable Margin, the Facility Fee Rate and the L/C Fee Rate shall be determined as follows:

1.             The Applicable Margin, the Facility Fee Rate and the L/C Fee Rate are collectively referred to herein as the “Pricing.”

2.             The Pricing shall be as set forth in the table below and shall be calculated based on (a) the credit ratings assigned by Moody’s and S&P to the Company’s debt obligations under this Agreement (each a “Bank Debt Rating”), if Moody’s and S&P have issued such ratings, or (b) if either Moody’s or S&P has not issued a Bank Debt Rating, the credit ratings assigned by Moody’s and S&P to the Company’s long term senior unsecured non-credit-enhanced public Debt (each a “Senior Debt Rating”) or (c) if either Moody’s or S&P has issued neither a Bank Debt Rating nor a Senior Debt Rating, the general corporate rating assigned by Moody’s and S&P to the Company (each a “Corporate Rating”).

If one Bank Debt Rating, Senior Debt Rating or Corporate Rating is higher than the other (i.e., the Moody’s rating is higher than the S&P rating, or vice versa), the higher of such ratings shall determine the Pricing.

The Pricing shall be adjusted two Business Days after any applicable change in the Bank Debt Rating, Corporate Rating or Senior Debt Rating by either Moody’s or S&P.

Bank Debt Ratings,	Level I	Level II	Level III	Level IV	Level V
Corporate Ratings or Senior Debt Ratings	BBB+/Baal or Higher	BBB/Baa2	BBB-/Baa3	BB+/Bal	Lower than BB+/Bal
Applicable Margin for LIBOR Loans (bps)	120.0	127.5	147.5	167.5	187.5
Applicable Margin for Base Rate Loans (bps)	20.0	27.5	47.5	67.5	87.5
Facility Fee (bps)	17.5	22.5	27.5	32.5	37.5
L/C Fee Rate (bps) *	120.0	127.5	147.5	167.5	187.5

* The L/C Fee Rate for performance standby Letters of Credit with respect to nonfinancial contractual obligations and commercial Letters of Credit shall be equal to 75% of the respective amount set forth above.

Sch. 1.1 - 1

SCHEDULE 1.2

MANDATORY COST FORMULAE

1.             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.             The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to a Loan in British Pounds Sterling:

AB + C(B-D) + E X 0.01 per cent. per annum
100 – ( A + C)

(b)           in relation to a Loan in any currency other than British Pounds Sterling:

E x 0.01 per cent. per annum
300

Where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Obligations are past due, the additional rate of interest specified in Section 2.9(b)) payable for the relevant Interest Period of such Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders) to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (but ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to five decimal places.

7.             If requested by the Administrative Agent, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent in writing, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

Each such Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.             Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)           any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.             The percentages of each Lender for the purposes of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.           The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.           The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.           Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.           The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.1

COMMITMENTS

AND PRO RATA SHARES

			Pro Rata
Lender	Commitment		Share

Bank of America, N.A.	US	$80,000,000.00	11.428571429%
US Bank, National Association		$80,000,000.00	11.428571429%
JP Morgan Chase Bank, N.A.		$80,000,000.00	11.428571429%
The Bank of Tokyo-Mitsubishi UFJ, LTD		$63,333,333.33	9.047619047%
Wells Fargo Bank, N.A.		$63,333,333.34	9.047619049%
PNC Bank, National Association		$63,333,333.34	9.047619047%
Bank of China, Los Angeles Branch		$40,000,000.00	5.714285714%
Lloyds TSB Bank plc		$40,000,000.00	5.714285714%
ING Bank N.V., Dublin Branch		$40,000,000.00	5.714285714%
The Bank of New York Mellon		$30,000,000.00	4.285714286%
The Northern Trust Company		$30,000,000.00	4.285714286%
Bank of Montreal		$25,000,000.00	3.571428571%
HSBC Bank USA, N.A.		$25,000,000.00	3.571428571%
Chang Hwa Commercial Bank, Ltd., New York Branch		$20,000,000.00	2.857142857%
Hua Nan, Los Angeles Branch		$10,000,000.00	1.428571429%
Hua Nan, New York Agency		$10,000,000.00	1.428571429%

TOTAL	US	$700,000,000	100%

SCHEDULE 2.4

CANADIAN BANKER’S ACCEPTANCES

1.             Execution of Canadian Banker’s Acceptances.

(a)           To facilitate the acceptance of Canadian Banker’s Acceptances hereunder, Pentair Canada hereby appoints each Borrowing Subsidiary Lender (each, a “Canadian Lender”) as its attorney to sign and endorse on its behalf, as and when considered necessary by such Canadian Lender, an appropriate number of orders in the form prescribed by such Canadian Lender.

(b)           Each Canadian Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and each Canadian Lender is hereby authorized to accept or pay, as the case may be, any order of Pentair Canada that purports to bear such a signature, notwithstanding that any such individual has ceased to be an authorized officer of such Canadian Lender. Any such order or Canadian Banker’s Acceptance shall be as valid as if such individual were an authorized officer at the date of issue of the order or Canadian Banker’s Acceptance.

(c)           Any order or Canadian Banker’s Acceptance signed by a Canadian Lender as attorney for Pentair Canada, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Lender, may be dealt with by such Canadian Lender for all intents and purposes, and shall bind Pentair Canada, as if duly signed and issued by Pentair Canada.

(d)           The receipt by a Canadian Lender of a request for a Borrowing Subsidiary Borrowing by way of Canadian Banker’s Acceptances shall be such Canadian Lender’s sufficient authority to execute, and each Canadian Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with such request and the advice of the Administrative Agent given pursuant to Section 4 of this Schedule, and the orders so executed shall thereupon be deemed to have been presented for acceptance.

2.             Sale of Canadian Banker’s Acceptances.

(a)           It shall be the responsibility of each Canadian Lender to arrange, in accordance with normal market practice, for the sale on each funding date of a Canadian Banker’s Acceptance to be accepted by such Canadian Lender, failing which such Canadian Lender shall purchase such Canadian Banker’s Acceptance.

(b)           In accordance with the procedures set forth in Section 4 of this Schedule, the Canadian Lender will make the net proceeds of the applicable Borrowing by way of Canadian Banker’s Acceptances available to Pentair Canada on the funding

Sch. 2.4 - 1

date by crediting the account in Canada designated by Pentair Canada with such amount.

3.             Size and Maturity of Canadian Banker’s Acceptances and Rollovers.

Each Borrowing Subsidiary Borrowing by means of Canadian Banker’s Acceptances shall be in a minimum amount of CDN$3,000,000, and no more than ten Borrowings of Canadian Banker’s Acceptances shall be outstanding at any time.  Each Canadian Banker’s Acceptance shall have a term of 30, 60 or 90 days (or such other period as may be agreed to by Pentair Canada and the Canadian Lenders) after the date of acceptance of the order by a Canadian Lender, but no Canadian Banker’s Acceptance may mature on a date which is not a Business Day or after the Maturity Date.  The face amount at maturity of a Canadian Banker’s Acceptance may be renewed as a Canadian Banker’s Acceptance (by repayment and reissue) or repaid.

4.             Coordination of Canadian BA Advances.

Each Canadian Lender shall advance its Pro Rata Share of each Borrowing Subsidiary Borrowing by way of Canadian Banker’s Acceptances in accordance with Section 2.4(c) and the provisions set forth below.

(a)           The Administrative Agent, promptly following receipt of a notice from Pentair Canada pursuant to Section 2.4 requesting a Borrowing Subsidiary Borrowing by way of Canadian Banker’s Acceptances, shall advise each Canadian Lender of the aggregate face amount and term(s) of the Canadian Banker’s Acceptances to be accepted by it, which term(s) shall be identical for all Canadian Lenders.  The aggregate face amount of Canadian Banker’s Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent by reference to the respective Borrowing Subsidiary Commitments of the Canadian Lenders.

(b)           Each Canadian Lender shall transfer to Pentair Canada, for value not later than 1:00 p.m. (Toronto time) on each funding date for Canadian Banker’s Acceptances, immediately available Canadian Dollars in an aggregate amount equal to the Canadian BA Discount Proceeds of all Canadian Banker’s Acceptances accepted and sold or purchased by such Canadian Lender on such funding date net of the applicable Canadian Banker’s Acceptance Fee and net of the amount required to pay any of its previously accepted Canadian Banker’s Acceptances that are maturing on the funding date or any of its other Borrowing Subsidiary Borrowings that are being converted to Canadian Banker’s Acceptances on the funding date.

(c)           Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Canadian Lender to Pentair Canada in respect of the sale of any Canadian Banker’s Acceptance accepted by such Canadian Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the Canadian BA Discount Proceeds calculated with respect thereto.  Accordingly, in respect of any particular Canadian Banker’s Acceptance accepted by it, a Canadian Lender (in addition to its entitlement to retain the applicable Canadian Banker’s Acceptance Fee for its own account) (i) shall be

Sch. 2.4 - 2

entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceed the Canadian BA Discount Proceeds calculated with respect thereto; and (ii) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the Canadian BA Discount Proceeds calculated with respect thereto.

(d)           Whenever Pentair Canada requests a Borrowing Subsidiary Borrowing that includes Canadian Banker’s Acceptances, each Canadian Lender that is not permitted by applicable law or by customary market practice to accept a Canadian Banker’s Acceptance (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Canadian Banker’s Acceptances, make available to the Borrower on the funding date a non-interest bearing loan (a “Canadian BA Equivalent Loan”) in Canadian Dollars in an amount equal to the amount of Canadian BA Discount Proceeds that would constitute its pro rata amount of the applicable Canadian Banker’s Acceptances based on the Canadian BA Discount Rate set forth in clause (b) of the definition of “Canadian BA Discount Rate”.  Each Non BA Lender also shall be entitled to deduct from each Canadian BA Equivalent Loan an amount equal to the Canadian Banker’s Acceptance Fee that would have been applicable had it been able to accept Canadian Banker’s Acceptances.  Each Canadian BA Equivalent Loan shall have a term equal to the term of the Canadian Banker’s Acceptances that the Non BA Lender would otherwise have accepted and Pentair Canada shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Canadian Banker’s Acceptances that it would otherwise have accepted.  All provisions of this Agreement applicable to Canadian Banker’s Acceptances and Canadian Lenders that accept Canadian Banker’s Acceptances shall apply mutatis mutandis to Canadian BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Borrowing Subsidiary Borrowings shall include Canadian BA Equivalent Loans.

5.             Payment of Canadian Banker’s Acceptances; Cash Collateral; Taxes, Yield Protection and Illegality.

(a)           Pentair Canada shall provide for the payment to each Canadian Lender of the full face amount of each Canadian Banker’s Acceptance accepted for its account on the earlier of (i) the date of maturity of such Canadian Banker’s Acceptance; and (ii) the date on which any Obligations become due and payable pursuant to Section 7.1.  Each Canadian Lender shall be entitled to recover interest from Pentair Canada, at the Default Rate, on any amount that is not paid when due by Pentair Canada, from the date of maturity of each applicable Canadian Banker’s Acceptance to the date such payment, and all interest thereon, is provided for by Pentair Canada, both before and after demand, default and judgment.

(b)           For purposes of this Schedule 2.4, Section 2.4(f) and Section 7.3, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Canadian Lenders and the Lenders, as collateral for the Obligations in respect of Canadian Banker’s Acceptances, cash or deposit

Sch. 2.4 - 3

account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Canadian Lenders (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Pentair Canada hereby grants to the Administrative Agent, for the benefit of the Canadian Lenders and the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at Bank of America.

(c)           The provisions of Article II applicable to Loans, Letters of Credit and the Commitments and Obligations in respect thereof apply to Canadian Banker’s Acceptances and the Commitments and Obligations in respect thereof, mutatis mutandis.

6.             Deemed Advance — Canadian Banker’s Acceptances.

Except for amounts that are paid from the proceeds of a rollover of a Canadian Banker’s Acceptance or for which payment has otherwise been funded by Pentair Canada, any amount that a Canadian Lender pays to any third party on or after the date of maturity of a Canadian Banker’s Acceptance in satisfaction thereof, or that is owing to a Canadian Lender in respect of a Canadian Banker’s Acceptance on or after the date of maturity of such a Canadian Banker’s Acceptance, shall be deemed to be a Borrowing Subsidiary Loan to Pentair Canada under this Agreement.  Each Canadian Lender shall forthwith give notice of the making of such a Borrowing Subsidiary Loan to Pentair Canada, the Administrative Agent and the other Canadian Lenders.  Interest shall be payable on such Borrowing Subsidiary Loans in accordance with the terms applicable to Borrowing Subsidiary Loans.

7.             Waiver.

Pentair Canada shall not claim from a Canadian Lender any days of grace for the payment at maturity of any Canadian Banker’s Acceptance presented and accepted by such Canadian Lender pursuant to this Agreement.  Pentair Canada waives any defence to payment that might otherwise exist if for any reason a Canadian Banker’s Acceptance shall be held by a Canadian Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Canadian Banker’s Acceptance that is at any time held by a Canadian Lender in its own right.

8.             Degree of Care.

Any executed orders to be used as Canadian Banker’s Acceptances shall be held in safekeeping with the same degree of care as if they were the applicable Canadian Lender’s own property, and shall be kept at the place at which such orders are ordinarily held by such Canadian Lender.

9.             Obligations Absolute.

The obligations of Pentair Canada with respect to Canadian Banker’s Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)            any lack of validity or enforceability of any order accepted by a Canadian Lender as a Canadian Banker’s Acceptance; or

Sch. 2.4 - 4

(ii)           the existence of any claim, set off, defence or other right that Pentair Canada may have at any time against the holder of a Canadian Banker’s Acceptance, a Canadian Lender or any other Person, whether in connection with this Agreement or otherwise.

10.           Shortfall on Drawdowns, Rollovers and Conversions.

Pentair Canada agrees that:

(i)            the difference between the amount of a Borrowing Subsidiary Borrowing requested by Pentair Canada by way of Canadian Banker’s Acceptances and the actual proceeds of the Canadian Banker’s Acceptances;

(ii)           the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to pay a maturing Canadian Banker’s Acceptance, if a Canadian Banker’s Acceptance is being rolled over; and

(iii)          the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to repay any Borrowing Subsidiary Borrowing that is being converted to a Canadian Banker’s Acceptance;

shall be funded and paid by Pentair Canada from its own resources, by 11:00 a.m. (Toronto time) on the day of the applicable Borrowing Subsidiary Borrowing or may be advanced as a Borrowing Subsidiary Loan under the applicable Borrowing Subsidiary Commitments if Pentair Canada is otherwise entitled to a Borrowing Subsidiary Borrowing under this Agreement.

Sch. 2.4 - 5

SCHEDULE 2.05

EXISTING LETTERS OF CREDIT

None.

Sch. 2.5 - 1

SCHEDULE 2.18

BORROWING SUBSIDIARY COMMITMENTS AND

BORROWING SUBSIDIARY SUBLIMITS

Borrowing Subsidiary	Borrowing Subsidiary Sublimit	Borrowing Subsidiary Commitments

Pentair UK	$50,000,000	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,000,000
		U.S. Bank National Association	$7,500,000
		Lloyds TSB Bank plc	$5,000,000
		PNC Bank, National Association	$10,000,000
		ING Bank N.V., Dublin Branch	$7,500,000
		The Bank of New York Mellon	$5,000,000
		HSBC Bank USA, N.A.	$5,000,000
		Total	$50,000,000

Pentair Canada	$50,000,000	Bank of America, N.A., Canada Branch	$10,000,000
		JPMorgan Chase Bank, N.A.	$10,000,000
		U.S. Bank National Association	$5,000,000
		Wells Fargo Bank, N.A.	$10,000,000
		Bank of Montreal	$15,000,000
		Total	$50,000,000

Pentair Germany	$50,000,000	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,000,000
		U.S. Bank National Association	$10,000,000
		Wells Fargo Bank, N.A.	$10,000,000
		PNC Bank, National Association	$10,000,000
		Lloyds TSB Bank plc	$5,000,000
		The Northern Trust Company	$5,000,000
		Total	$50,000,000

Pentair Global/	$400,000,000	Bank of America, N.A.	$50,000,000
Pentair Netherlands		JPMorgan Chase Bank, N.A.	$50,000,000

Sch. 2.18 - 1

		The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$40,000,000
		U.S. Bank National Association	$50,000,000
		Wells Fargo Bank, N.A.	$40,000,000
		PNC Bank, National Association	$40,000,000
		Lloyds TSB Bank plc	$30,000,000
		ING Bank N.V., Dublin Branch	$32,500,000
		The Bank of New York Mellon	$25,000,000
		The Northern Trust Company	$22,500,000
		HSBC Bank USA, N.A.	$20,000,000
		Total	$400,000,000

Pentair Bermuda	$25,000,000	Bank of America, N.A.	$12,500,000
		JPMorgan Chase Bank, N.A.	$12,500,000
		Total	$25,000,000

TOTAL OF ALL SUBLIMITS	$575,000,000	(must be equal to $575,000,000 or, if less, the Aggregate Commitments and at least $5,000,000 or an integral multiple thereof)

Sch. 2.18 - 2

SCHEDULE  4.3

MATTERS TO BE INCLUDED IN OPINIONS OF

FOREIGN LEGAL COUNSEL TO BORROWING SUBSIDIARIES

1.                                       [Pentair UK Group Limited][Pentair Canada Inc.][Pentair Germany Gmbh] [Pentair Global Sarl] [Pentair Janus Holdings][Pentair Netherlands B.V.] [insert name of Borrowing Subsidiary] (the “Borrower”) has been duly organized and is validly existing as a [limited liability company][corporation][exempted partnership] under the laws of [England and Wales][The Federal Republic of Germany][Canada] [Luxembourg][Bermuda][the Netherlands]. The [Borrower has been in continuous and unbroken existence since the date of its organization and no action is currently being taken by the Registrar of Companies for striking the Borrower off the register and dissolving it as defunct and the] Borrower has all requisite power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.                                       The Borrower has the requisite power and authority to execute, deliver and perform all of its obligations under the Credit Agreement, the Notes and the other documents executed in connection therewith (the “Transaction Documents”).  The execution and delivery of the Transaction Documents by the Borrower and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action of the Borrower.

3.                                       The execution, delivery and performance by the Borrower of the Transaction Documents will not contravene, result in a violation of, or constitute an event of default under, (a) its articles of incorporation or other constituting documents (if any), (b) any [English] [German][Canadian][Lux][Bermudian][Dutch] Requirement of Law, or (c) to our knowledge, any agreement, judgment, injunction, order, decree, or other instrument binding upon the Borrower.

4.                                       No approval, consent, exemption or authorization or other action by, or notice to, or filing with, any Government Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Transaction Documents (except in the case of enforcement involving litigation or similar proceedings, filings of complaints and other pleadings with courts).

5.                                       No withholding tax, stamp taxes or other taxes are payable in connection with the implementation and enforcement of the Transaction Documents.

6.                                       Such other matters as may be reasonably requested by the Administrative Agent and which are customary to be given by borrower’s counsel in the country from which the opinion is being given.

All opinions should be addressed to each financial institution and each agent party to the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified to the date of the opinion).  Customary qualifications, assumptions and limitations will be permitted.

Sch. 4.3 - 1

SCHEDULE 6.04

LIENS

The Company discloses liens related to the following transactions:

1)              Hoffman Enclosures Inc. financed the acquisition, construction, equipping and installation of its Mt. Sterling manufacturing facility through $29,500,000 of Taxable Industrial Building Revenue Bonds issued by The County of Montgomery, Kentucky. Under the Bond documents, the County of Montgomery, Kentucky is the owner of the manufacturing facility and the equipment installed therein, all of which is leased to Hoffman under a lease agreement for the term of the bonds. Upon payment of the sums due under the bonds, the property will be conveyed to Hoffman. All of the Taxable Industrial Building Revenue Bonds were purchased by Pentair.

2)              Pentair Water Treatment (OH) Company financed the acquisition of equipment with Wells Fargo Financial on 11/01/2009.  The principal balance due as of 04/02/2011 is $25,160.10.

3)              Pentair Filtration, Inc. financed the acquisition of equipment with Crown Credit Company on 06/05/2009.  The principal balance due as of 04/02/2011 is $8,299.73.

Sch. 6.04 - 1

SCHEDULE 6.06

SUBSIDIARY DEBT OUTSTANDING

USD at 04/02/2011

Pentair Global SARL	$6,031,703.82	overdraft on $25 million uncomm. facility
Schroff France	61,737.01	bank overdraft
Pentair Water Treatment (OH) Company	25,160.10
Pentair Water (Suzhou) Co. Ltd.	0.00	overdraft on $15 million uncomm. facility
Total	$6,118,600.93

Sch. 6.6 - 1

SCHEDULE 9.2(a)

NOTICE ADDRESSES

Notice Addresses

Company:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416-1261

Attention:             Michael G. Meyer

Telephone:           763-656-5295

Facsimile:            763-656-5407

mike.meyer@pentair.com

With a copy to

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416-1261

Attention:             Angela D. Lageson

Telephone:           763-656-5222

Facsimile:            763-656-5403

Angela.lageson@pentair.com

All Other Borrowers:

c/o Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416-1261

Attention:             Michael G. Meyer

Telephone:           763-656-5295

Facsimile:            763-656-5407

mike.meyer@pentair.com

With a copy to

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416-1261

Attention:             Angela D. Lageson

Telephone:           763-656-5222

Facsimile:            763-656-5403

Angela.lageson@pentair.com

Sch. 9.2(b) - 1

Bank of America, N.A., as Administrative Agent

For administrative notices regarding borrowings, payments, conversions, continuations, letters of credit, fees, interest and similar notices:

Bank of America, N.A.

Credit  Services

Mail Code CA4-702-02-25

2001 Clayton Rd..

Concord CA 94520

Attn: Kendra McWhite

Phone: 925-675-8365

Fax: 888-985-9252

Electronic Mail: kendra.n.mcwhite@baml.com

For notices regarding amendments, waivers, financial statements, assignments and all other notices:

Bank of America, N.A.

Mailcode CA5-701-05-19

1455 Market Street

San Francisco, Ca 94103-1399

Attn: Anthea Del Bianco

Phone: 415-436-2776

Fax 415-503-5101

Electronic Mail: anthea.del_bianco@baml.com

Bank of America, N.A., as an Issuing Bank

Bank of America, N.A.

Mail Code CA9-705-07-05

1000 W TEMPLE ST

Los Angeles, CA  90012-1514

Attn: Sandra Leon

Phone: 213-580-8369

Fax: 213-457-8841

Electronic Mail: Sandra.leon@baml.com

Sch. 9.2(b) - 2

Bank of America, N.A., Canada Branch, as Canadian Administrative Agent

For administrative notices regarding borrowings, payments, conversions, continuations, letters of credit, fees, interest and similar notices:

Bank of America, N.A., Canada Branch

200 Front Street West, Suite 2700

Toronto, Ontario, Canada  M5V 3L2

Attn:  Medina Sales de Andrade

Phone: 416-349-5433

Fax: 416-349-4283

Electronic Mail: medina.sales_de_andrade@baml.com

For notices regarding amendments, waivers, financial statements, assignments and all other notices:

Bank of America, N.A., Canada Branch

200 Front Street West, Suite 2700

Toronto, Ontario, Canada  M5V 3L2

Attn:  Clara McGibbon

Phone: 416-349-5484

Fax: 416-349-4282

Electronic Mail: clara.mcgibbon@baml.com

Sch. 9.2(b) - 3

SCHEDULE 9.2(b)

ADMINISTRATIVE AGENT’S OFFICE

Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

CA4-702-02-25

Building B

2001 Clayton Road

Concord, CA 94520-2405

Attn:    Kendra McWhite

Phone: 925-675-8365

Fax: 888-985-9252

Electronic Mail: kendra.n.mcwhite@baml.com

Payment Instructions:

Bank of America, N.A.

ABA #026009593

Acct #3750836479

Attn: Credit Services

Ref: Pentair Inc.

Bank of America, N.A., Canada Branch, as Canadian Administrative Agent

For administrative notices regarding borrowings, payments, conversions, continuations, letters of credit, fees, interest and similar notices:

Bank of America, N.A., Canada Branch

CA4-702-02-25

Building B

2001 Clayton Road

Concord, CA 94520-2405

Attn:   Kendra McWhite

Phone: 925-675-8365

Fax: 888-985-9252

Electronic Mail: kendra.n.mcwhite@baml.com

Payment Instructions — Bank of America, N.A., Canada Branch

Canadian Dollar

LVTS - Large Value Transaction System

Bank of America, N.A., Canada Branch

200 Front Street West

Toronto, Ontario, Canada M5V 3L2

Sch. 9.2(b) - 1

Attn:  Agency Loans Administration

Swift Code: BOFACATT

Transit #: 56792-0241

Account #: 90083255

Ref:  Pentair Canada

Sch. 9.2(b) - 2

EXHIBIT A

FORM OF NOTE

,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc., various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent, on the dates and in the amounts provided in the Credit Agreement.  The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Lender is authorized to endorse the amount and the date on which each Loan is made and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Borrower under the Credit Agreement and this Promissory Note (this “Note”).

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

[NAME OF BORROWER]

By:
Title:

A-1

Schedule A to Note

LOANS AND REPAYMENTS OF LOANS

	(2)	(3)
(1) Date	Amount of [Insert Name] Loan	Amount of [Insert Name] Loan Repaid	(4) Notation Made By

A-2

EXHIBIT B-1

FORM OF NOTICE OF COMMITTED

BORROWING OR CONVERSION OR

CONTINUATION OF COMMITTED LOANS

Date:

To:                                                                    Bank of America, N.A., as Administrative Agent under the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined).  The undersigned hereby gives you irrevocable notice, pursuant to Section 2.2(a) of the Credit Agreement, of the [Committed Borrowing] [continuation of Committed Loans] [conversion of Committed Loans] specified below:

(a)           The Business Day of the [Committed Borrowing][continuation of Committed Loans] [conversion of Committed Loans] is                  ,      .

(b)              The [Committed Borrowing] [continuation of Committed Loans] [conversion of Committed Loans] is to be comprised of [Base Rate] [Eurocurrency Rate] Loans in [Available Currency].

(c)               The aggregate principal amount of the [Committed Borrowing] [continuation of Committed Loans] [conversion of Committed Loans] is [units of Available Currency].

[(d)           The duration of the Interest Period for the Eurocurrency Rate Loans included in the [Committed Borrowing] [continuation of Committed Loans] [conversion of Base Rate Loans into Eurodollar Loans] shall be            months.]

The Company certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Committed Borrowing] [continuation of Committed Loans] [conversion of Base Rate Loans into Eurodollar Loans], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)  the representations and warranties contained in Article V of the Credit Agreement (excluding, at any time the rating of the Company’s long term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, the Company’s corporate or similar rating) is either “BBB” or better by S&P or “Baa2” or better by Moody’s, the representations and warranties made in Sections 5.4(c) and 5.5 of the Credit Agreement) are true and correct in all

Ex. B-1 - 1

material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b)  no Default or Event of Default has occurred and is continuing or will result from such proposed Committed Borrowing;

(c)  the Total Outstandings will not exceed the Aggregate Commitments; and

(d)  no applicable Sublimit or other limitation on Credit Extensions under the Credit Agreement shall have been exceeded.

PENTAIR, INC.

By:

Title:

Ex. B-1 - 2

EXHIBIT B-2

FORM OF NOTICE OF BORROWING OR
CONTINUATION OF BORROWING

SUBSIDIARY LOANS

Date:

To:                                                                    Bank of America, N.A., as Administrative Agent under the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent..

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined).  The undersigned hereby gives you irrevocable notice, pursuant to Section 2.4(b)(i) of the Credit Agreement, of the [Borrowing Subsidiary Borrowing] [continuation of Borrowing Subsidiary Loans] specified below:

(a)           The Business Day of the [Borrowing Subsidiary Borrowing] [Continuation of Borrowing Subsidiary Loans] is                  ,      .

(b)              The [Borrowing Subsidiary Borrowing] [continuation of Borrowing Subsidiary Loans] is to be comprised of Loans in [Applicable Currency].

(c)               The aggregate principal amount of the [Borrowing Subsidiary Borrowing] [continuation of Borrowing Subsidiary Loans] is [amount of Applicable Currency] [Aggregate face amount of Canadian Banker’s Acceptances to be accepted].

(d)              [The duration of the Interest Period for the [Borrowing Subsidiary Borrowing] [continuation of Borrowing Subsidiary Loans] shall be            months.]  [The maturity of the Canadian Banker’s Acceptances shall be                   .]

The Company certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Borrowing Subsidiary Borrowing] [continuation of Borrowing Subsidiary Loans] before and after giving effect thereto and to the application of the proceeds therefrom:

(a)  the representations and warranties contained in Article V of the Credit Agreement (excluding, at any time the rating of the Company’s long term senior unsecured public debt without third party credit enhancement (or, if no such debt is

Ex. B-2 - 1

outstanding, the Company’s corporate or similar rating) is either “BBB” or better by S&P or “Baa2” or better by Moody’s, the representations and warranties made in Sections 5.4(c) and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b)  no Default or Event of Default has occurred and is continuing or will result from such proposed Committed Borrowing;

(c)  the Total Outstandings will not exceed the Aggregate Commitments; and

(d)  no applicable Sublimit or other limitation on Credit Extensions (including Borrowing Subsidiary Availability limitations) under the Credit Agreement shall have been exceeded.

[BORROWING SUBSIDIARY]

By:

Title:

Ex. B-2 - 2

EXHIBIT C

FORM OF

NOTICE OF SWING LINE BORROWING

Date:

To:                                                                    Bank of America, N.A., as Administrative Agent under the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

To:                                                                    [Applicable Swing Line Lender]

Ladies and Gentlemen:

Please refer to the Credit Agreement (capitalized terms defined therein being used herein as therein defined).  The undersigned hereby gives you irrevocable notice, pursuant to Section 2.3(b)(i) of the Credit Agreement, of the Swing Line Borrowing specified below:

(a)           The Business Day of the Swing Line Borrowing is                  ,      .

(b)            The Swing Line Loan is to be a loan in [US Dollars][Euros].

(c)            The aggregate principal amount of the Swing Line Borrowing is [[$][€]                ].

The Company certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Swing Line Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)  the representations and warranties contained in Article V of the Credit Agreement (excluding, at any time the rating of the Company’s long term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, the Company’s corporate or similar rating) is either “BBB” or better by S&P or “Baa2” or better by Moody’s, the representations and warranties made in Sections 5.4(c) and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

Ex. C - 1

(b)  no Default or Event of Default has occurred and is continuing or will result from such proposed Committed Borrowing;

(c)  the Total Outstandings will not exceed the Aggregate Commitments; and

(d)  no applicable Sublimit or other limitation on Credit Extensions under the Credit Agreement shall have been exceeded.

[PENTAIR, INC.]
[PENTAIR GLOBAL SARL]

By:

Title:

Ex. C - 2

EXHIBIT D

FORM OF

INCREASE REQUEST

                                                  , 20

Bank of America, N.A., as Administrative Agent under and as
    defined in the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

In accordance with Section 2.17 of the Credit Agreement, the Company requests an increase in the Aggregate Commitment from $                     to $                    .  Such increase shall be made by [increasing the Commitment of                          from $                 to $                ] [adding                            as a Lender under the Credit Agreement with a Commitment of [$                        ] as set forth in the letter attached hereto.  Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among the Company, the Administrative Agent and the [increasing] [new] Lender.

Very truly yours,

PENTAIR, INC.

By:
Name:
Title:

Ex. D - 1

ANNEX I TO EXHIBIT D

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated                     , 20     from Pentair, Inc. (the “Company”) requesting an increase in the Aggregate Commitment from $                     to $                     pursuant to Section 2.17 of the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

The undersigned confirms that it has agreed to increase its Commitment under the Credit Agreement from $                     to $                     effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Title:

Accepted as of
,

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Ex. D - 2

ANNEX II TO EXHIBIT D

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated                     , 20       from Pentair, Inc. (the “Company”) requesting an increase in the Aggregate Commitment from $                     to $                     pursuant to Section 2.17 of the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $                     effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Company pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

Ex. D - 3

(A)          Notice Address:

Legal name:

Address:

Attention:

Telephone:  (      )

Facsimile:  (      )

(B)           Payment Instructions:

Account No.:

At:

Reference:

Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.

Very truly yours,

[NAME OF NEW LENDER]

By:
Title:

Accepted and consented to as of

, 20

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

Ex. D - 4

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, participations (whether funded or unfunded) in respect of Borrowing Subsidiary Loans, Swing Line Loans, Canadian Bankers Acceptances and L/C Obligations included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.             Assignor:

2.             Assignee:                                           [and is an Eligible Assignee]

3.             Borrower(s):  Pentair, Inc. and certain of its Subsidiaries

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:  the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc., various subsidiaries thereof, various financial

Ex. E - 1

institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders(1)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans and new Pro Rata Share of Assignee(2)

(3)	$	$		%

[7.            Trade Date:           ](4)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR]

By:

Title:

(1)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment

(4)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Ex. E - 2

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND CONSENTED TO:

PENTAIR, INC.(5)

By:
Its:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Its:

BANK OF AMERICA, N.A., as Issuing Bank

By:
Its:

(5)  If required pursuant to the terms of the Credit Agreement.

Ex. E - 3

,
as Swing Line Lender

By:
Its:

Ex. E - 4

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                                                               Representations and Warranties.

1.1.                                                      Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other document executed in connection therewith (collectively, the “Loan Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                                      Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Ex. E - 5

2.                                                               Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                                       General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Illinois.

Ex. E - 6

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

(Attached.)

Ex. F - 1

EXHIBIT G-1

FORM OF BORROWING SUBSIDIARY AGREEMENT

Bank of America, N.A., as Administrative Agent

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Pentair, Inc. (“Pentair”), refers to the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pentair and                  (the “Designated Borrowing Subsidiary”) (i) confirm that the Designated Borrowing Subsidiary is a Foreign Subsidiary and (ii) make, on and as of the date hereof, the representations and warranties of the Borrowers contained in Article V of the Credit Agreement (excluding, at any time the rating of the Company’s long term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, the Company’s corporate or similar rating) is either “BBB” or better by S&P or “Baa2” or better by Moody’s, the representations and warranties made in Sections 5.4(c) and 5.5 of the Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date. The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Agreement shall be deemed to include the Designated Borrowing Subsidiary.

The address to which communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed is

This instrument shall be construed in accordance with and governed by the laws of the State of Illinois. Loan proceeds should be deposited as provided in the Credit Agreement.

Ex. G-1-1

Upon the execution of this Borrowing Subsidiary Agreement by Pentair and the Designated Borrowing Subsidiary, and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Sections 4.2 and 4.3 of the Credit Agreement.

Very truly yours,

PENTAIR, INC.

By:
Name:
Title:

Ex. G-1-2

[DESIGNATED BORROWING SUBSIDIARY]

By:
Name:
Title:

Accepted as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Ex. G-1-3

EXHIBIT G-2

FORM OF BORROWING SUBSIDIARY TERMINATION

Bank of America, N.A., as Administrative Agent

[Date]

Attention:

Ladies and Gentlemen:

Pentair, Inc. (“Pentair”), refers to the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Pentair, Inc. (the “Company”), various subsidiaries thereof, various financial institutions, Bank of America, N.A., Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pentair elects to terminate the status of                    (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary for purposes of the Credit Agreement. Pentair represents and warrants that no Loans or other Credit Extensions made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof.

This instrument shall be construed in accordance with and governed by the laws of the State of Illinois.

Very truly yours,

PENTAIR, INC.

By:
Name:
Title:

[TERMINATED BORROWING SUBSIDIARY]

By:
Name:
Title:

G-2-1